UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Plainfield Direct LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3986570
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Railroad Avenue

Greenwich, CT 06830

(Address of Principal Executive Offices and Zip Code)

(203) 302-1700

(Registrant’s Telephone Number, Including Area Code)

with a copy to:

Barry P. Barbash, Esq.

Willkie Farr & Gallagher LLP

1875 K Street, NW

Washington, DC 20006-1238

Securities to be registered under Section 12(b) of the Act: None.

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None.	None.

Securities to be registered pursuant to Section 12(g) of the Act:

Units of Limited Liability Company Membership Interest

(Title of class)

1

Plainfield Direct LLC is filing this Registration Statement on Form 10 under the Securities Exchange Act of 1934 (this “Registration Statement”) on a voluntary basis to provide current public information to the investment community. In this Registration Statement, “the Company,” “we,” “us,” and “our” refer to Plainfield Direct LLC during the period prior to the date of its conversion, in connection with an election to be governed as a business development company, from a Delaware limited liability company to a Delaware corporation, an entity we refer to as “Plainfield Direct Inc.”, and to Plainfield Direct Inc. during the period thereafter. Unless otherwise indicated, references in this Registration Statement to activities conducted by Plainfield Direct LLC or Plainfield Direct Inc. also include those activities conducted by its subsidiaries, which are separate entities generally taxable as corporations.

Item 1. Business.

General Development of the Business.

We are an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. Plainfield Asset Management LLC, a Delaware limited liability company, referred to as the Investment Manager, serves as our investment manager and is responsible for managing our portfolio. The Investment Manager also serves as the investment manager to our current holders of Units representing membership interests. The Investment Manager’s principal office is located at: 55 Railroad Avenue, Greenwich, Connecticut 06830, United States of America, telephone: (203) 302-1700. Max Holmes, our Chief Investment Officer and Chief Executive Officer, is the Managing Member of and owns a majority of the Investment Manager.

The Company has operated as a private lender and investor since April 2006. We make direct loans to and investments in private (and, to a lesser extent, public) middle-market companies, located in the United States. Investments include first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Typical holding periods for these types of investments range from one year to five years. We expect that any positive returns will typically be a combination of interest income, fees, prepayment penalties and capital gains.

We were formed as a Delaware limited liability company in December 2005. A substantial number of direct loans and investments previously owned by Plainfield Special Situations Master Fund Limited, referred to as “PSSMF”, a private fund managed by our Investment Manager, together with cash, were transferred by PSSMF to the Company as equity capital contributions. We also purchased assets from PSSMF for cash. These transfers occurred at PSSMF’s then applicable valuation without brokerage fees or commissions.

From July 1, 2006 through October 2, 2006, the Company also increased its capital through the cash received from subscriptions by new investors in its other current equityholder, Plainfield Direct Master Fund Limited, referred to as “PDMF”, another private fund managed by the Investment Manager. PDMF has invested substantially all of its assets in the Company.

Our net assets as of October 31, 2006, equaled approximately $689.5 million.

The Company has been closed to investors since October 2, 2006. If and when the Company re-opens to new investors, we may close again at any time without notice. The Investment Manager, on an ongoing basis, explores funding alternatives with regard to the Company, including the costs and benefits of broadening our investor base through private or public offerings of equity. Once we have converted to a corporation, the acceptance of future subscriptions in the Company and the continued growth of the Company will be determined by our Board of Directors. There can be no assurance, however, that any funding alternative will be proposed by the Investment Manager or selected by the Board, or, if selected, that it will prove successful.

Subsequent to the filing of this Registration Statement, we anticipate filing a Form N-54A with the Securities and Exchange Commission, referred to as the SEC (which term includes, when applicable, the SEC staff), thereby electing to be governed as a business development company, referred to as a BDC, under the Investment Company Act of 1940, which, together with the rules and regulations promulgated thereunder, is referred to as the 1940 Act. In addition, in connection with the BDC election, we expect to elect to be taxed under the Internal Revenue Code of 1986, as amended, referred to as the Code, as a regulated investment company, referred to as a RIC. See the disclosure elsewhere in this Registration Statement under the captions “—Regulation as a Business Development Company” and “—Material U.S. Federal Income Tax Considerations” for additional information on the effects of these elections.

Concurrent with the election to be governed as a BDC, we expect that, pursuant to the terms of the Company’s Limited Liability Company Agreement, Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the Delaware General Corporation Law, the Managing Member of the Company will convert all outstanding limited liability company interests in the Company into shares of common stock of the Company on a substantially equal and ratable basis, elect a Board of Directors with a majority of non-interested directors and approve a form of certificate of incorporation and bylaws for the continuing corporation.

Narrative Description of the Business.

General.

Our investment objective is to provide to our investors a combination of current income and capital appreciation. We invest primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States. We also make such other investments as are described in this Registration Statement.

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Occasionally this approach can include options, warrants, credit derivatives, high yield bonds, trade claims, distressed debt and structured securities.

The Company participates, subject to the Investment Manager’s allocation protocol, in lending and investing in two ways:

(a) with regard to issuers having their primary place of business in the United States, we purchase directly for cash from the issuer newly negotiated loans and investments, originated in whole or in part by personnel of the Investment Manager. We sometimes earn fees on these originated loans or investments and generally expect to continue to hold these loans or investments to maturity. However, with regard to any issuer, we may, contemporaneously with or subsequent to the origination of the loan or investment, sell all or a portion of the loan or investment to third parties; and

(b) we purchase assignments of loans and investments originated by and subsequently syndicated by others, such as commercial banks, investment banks, other business development companies, hedge funds, and other investors. We also purchase participations in such loans and investments. These assignments and participations may be in newly negotiated transactions or in the secondary market.

In addition, we generate revenue in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties.

Investment Program.

Investment Objective and Policies.

Our investment objective is to provide to our investors a combination of current income and capital appreciation. We invest primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States. We also make such other investments as are described in this Registration Statement.

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Occasionally this approach can include options, warrants, credit derivatives, high yield bonds, trade claims, distressed debt and structured securities. We anticipate that our investments will be in newly-negotiated transactions as well as in assets acquired in the secondary market.

We currently do not invest in securities of non-U.S. issuers; investments involving exchange-traded securities or over-the-counter (OTC) securities that are confirmed electronically or by phone; investments in entertainment assets or enterprises; investments in real estate; investments in mortgage finance; investments in bank debt with an original credit agreement that is more than 30 days old; investments in equipment finance; investments in insurance finance; investments where the Investment Manager did not take part in the negotiation of the original deal and where there are or will be more than 10 holders of the security; investments in royalty streams; investments in legal finance; certain investments in companies having defined benefit plans; loans connected with SBA and other governmental agencies; and investments in trade claim pools. To the extent the Company already owns securities of an issuer described in this paragraph, the Company may make an additional, or follow-on, investment in the issuer.

The Company intends to hedge against fluctuations in (i) interest rates, (ii) currencies (where applicable), (iii) general levels of equity markets, and (iv) general levels of high yield and investment grade corporate bond spreads. The Investment Manager invests in a variety of derivative instruments and utilizes a number of strategies for hedging and other strategic investment purposes.

The Investment Manager.

The investment advisor to the Company is the Investment Manager, Plainfield Asset Management LLC, a Delaware limited liability company. Max Holmes is the managing member of and owns a majority of the Investment Manager.

The Investment Manager manages our portfolio through teams of investment professionals dedicated to our business as well as the business of other funds, including PSSMF and PDMF. We benefit from the business experience, specific industry knowledge, transaction expertise and deal-sourcing capabilities of the professionals of the Investment Manager. Professionals at the Investment Manager have access to investment opportunities through a broad network of contacts and are, and will continue to be, sources of potential investment opportunities for the Company. The Investment Manager also provides certain administrative services to us.

In addition, since we do not currently have any employees and do not expect to have any employees, services necessary for our business are provided by individuals who are employees of the Investment Manager, pursuant to the terms of the Investment Management Agreement. Each of our executive officers described elsewhere in this Registration Statement under the caption “Directors and Executive Officers” is an employee of the Investment Manager. Our day-to-day investment operations are managed by the Investment Manager. Most of the services necessary for the origination and administration of our investment portfolio are provided by investment professionals employed by the Investment Manager.

Although the Investment Manager and its affiliates have extensive experience with the types of investments Plainfield Direct makes, neither the Investment Manager nor its affiliates have prior experience managing a BDC or a regulated investment company. The Investment Manager also has limited experience providing significant managerial assistance to operating companies, as may be required of a BDC.

Portfolio Composition.

Following our anticipated election to be governed as a BDC, we expect to continue to invest primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States. We invest throughout an issuer’s capital structure, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties.

Senior secured loans are typically supported by first or second liens or collateral in favor of the lenders on all or a portion of the assets of the borrower or on assets of affiliates of the borrower or both. Although we may seek to dispose of such collateral in the event of default, we may be delayed in exercising such rights or our rights may be contested by others. In addition, the value of the collateral may deteriorate so that the collateral is insufficient for us to recover our investment in the event of default.

Structurally junior or subordinated loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, such loans rank senior to common and preferred equity in a borrower’s capital structure. Typically, such loans have elements of both debt and equity instruments, offering fixed returns in the form of interest payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower through an equity interest. This equity interest often takes the form of warrants or options. Due to its higher risk profile and often less restrictive covenants as compared to senior loans, such loans generally earn a higher return than senior secured loans. The warrants or options associated with such loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Such warrants or options also may include a put feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed formula.

In addition to loans, we may also invest in other types of securities, including common and preferred equity, interests in limited partnerships, limited liability companies and other operating pass-through entities, warrants, options, credit derivatives, high yield bonds, trade claims, distressed debt and structured securities.

In an effort to increase our returns and the number of loans we make, we may in the future seek to securitize a portion of our loans. To securitize our loans, we would “pool” our loans through use of a subsidiary which would sell investment grade or non-investment grade fixed income securities to investors willing to accept a lower interest rate to invest in securities secured by loan pools. Our retained interest in the subsidiary would consequently be subject to first loss on the loans in the pool. The Company may use the proceeds of such sales to pay down bank debt, to fund additional investments or for other corporate purposes.

Investment Selection.

Our investment objective is to provide to our investors a combination of current income and capital appreciation. In managing the Company, the Investment Manager intends to use the same investment philosophies that it uses to manage other investment accounts.

Investment Manager Allocation Protocol.

To the extent a particular investment is suitable for both the Company and other clients of the Investment Manager or its affiliates and agents, such investments will be allocated between the Company and the other clients by the Investment Manager based on a protocol adopted by the Investment Manager, which the Investment Manager determines is fair and equitable to the extent practicable under the circumstances to all clients, including the Company, over time and based on various factors, including among other things, tax considerations, regulatory issues, market conditions, overall investment objectives, current portfolio makeup, balance and exposure, and other equitable considerations, subject to applicable limitations under the Code and the 1940 Act. Upon our anticipated election to be governed as a BDC, the protocol, and any proposed amendments of it from time to time, will be subject to the approval of our Board of Directors.

Due Diligence.

The Investment Manager conducts due diligence on prospective portfolio companies consistent with the approach utilized in the past by it.

Such due diligence typically includes any or all of the following:

•	review of public information;

•	review of historical financial information;

•	review of prospective financial models prepared by the prospective portfolio company, third parties and/or investment professionals of the Investment Manager;

•	review of financing documents and other material contracts;

•	interviews with management, employees, customers and vendors of the prospective portfolio company;

•	on-site visits;

•	background checks; and

•	research relating to the prospective portfolio company’s management, industry, markets, products, services and competitors.

One or more of the foregoing may not be appropriate and therefore not performed with respect to any particular prospective portfolio company.

Investment Structure.

Once the Investment Manager has determined that a prospective portfolio company is suitable for investment, the Investment Manager typically will work with the management of that company and its other capital providers, including senior, junior, and equity capital providers, to structure an investment. The Investment Manager will negotiate among these parties to agree on how our investment is expected to perform relative to the other capital in the prospective portfolio company’s capital structure.

The Investment Manager seeks to structure our debt investments to provide for relatively high fixed or floating interest rates that will provide us with significant current interest income. These debt instruments typically will have interest-only payments in the early years, with amortization of principal deferred to the later years. In some cases, we invest in debt instruments that, by their terms, convert into equity or additional debt securities or defer payments of cash interest for the first several years after investment. Typically, these debt instruments have maturities of one to ten years.

The Investment Manager invests a portion of our assets in senior secured loans. These senior secured loans typically have terms of one to ten years. They are typically supported by first or second liens on collateral on all or a portion of the assets of the borrower or on assets of affiliates of the borrower, or both.

The Investment Manager generally structures equity investments as common and preferred shares or interests, including convertible preferred shares or interests, in corporations, limited partnerships, or limited liability companies.

The Investment Manager tailors the terms of our investments to the circumstances of the transaction and the prospective portfolio company, negotiating a structure that seeks to protect our rights and to manage our risk while creating incentives for the portfolio company to achieve its business plan and improve its profitability. For example, where the Investment Manager structures a debt investment, it will seek to limit the downside potential of our investments by means of one or more of the following actions:

•	requiring a total return on investment (including both interest and potential equity appreciation) that compensates us adequately for our credit risk;

•	incorporating put rights and call protection into the investment structure; and

•

negotiating covenants that afford the portfolio companies with flexibility in managing their businesses, consistent with preservation of our capital. Such restrictions may include affirmative and negative covenants, default penalties, lien protection, change of control provisions, and board rights, including either observation or participation rights.

Our debt investments may include equity features, such as warrants or options to buy a minority interest in the common stock of portfolio companies. Thus, if a portfolio company appreciates in value, we may achieve additional investment returns from our equity interest in such company. The Investment Manager may structure the warrants or options to protect our rights as a minority-interest holder, as well as puts, which are rights to sell such securities back to the company upon the occurrence of specified events. In many cases, we also obtain registration rights in connection with these equity interests. We will seek to achieve additional investment return from the appreciation and sale of these warrants or options.

We expect to hold most of our debt investments to maturity or repayment, but will sell debt and equity investments earlier if a liquidity event takes place, such as the sale or recapitalization of a portfolio company, or if otherwise appropriate. In addition, with regard to any newly negotiated loans or investments originated by us, we may, contemporaneously with or subsequent to the origination of the loan or investment, sell all or a portion of the loan or investment to third parties.

Managerial Assistance.

In connection with our anticipated election to be governed as a BDC, the Company will offer, and must provide upon request, managerial assistance to certain of its portfolio companies. This assistance could involve, among other things, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance or exercising strategic or managerial influence over such companies. The Company or the Investment Manager may receive fees for these services. The Investment Manager will provide managerial assistance on the Company’s behalf to those portfolio companies that request this assistance. Certain employees of the Investment Manager have experience providing managerial assistance to private operating companies like the Company’s portfolio companies, and such assistance has typically been related to board representation and to advice related to strategic and financing transactions. The Investment Manager otherwise has limited experience in providing significant managerial assistance to operating companies. Any compensation the Investment Manager or its employees receives from the portfolio companies for providing managerial assistance would be credited against amounts due to the Investment Manager from us.

Ongoing Relationships with Portfolio Companies.

The Investment Manager monitors our portfolio companies on an ongoing basis. The Investment Manager monitors the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each portfolio company.

The Investment Manager has several methods of evaluating and monitoring the performance of our investments, which may include any or all of the following:

•	review of available monthly, quarterly and annual financial statements and financial projections;

•	assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	periodic and regular contact with portfolio company management and, if applicable, the financial or strategic sponsor, to discuss financial position, obligations and accomplishments;

•	comparisons to other companies in the industry; and

•	attendance at, or participation in, board meetings.

Other Investments.

High Yield Bonds. We invest in high yield bonds, primarily registered bonds or bonds relying on the Rule 144A exemption that in either case are non-investment grade securities. Our investments in high yield bonds may have fixed or variable interest rates and various other interest features, including adjustable rates upon certain events, zero coupon, contingent, deferred and payment in kind interest, as well as maturities typically ranging from one year to ten years.

Non-investment grade debt securities, though high yielding, are characterized by high risk. The higher credit risk associated with below investment grade securities potentially can have a greater effect on the value of such securities than may be the case with higher quality issues of comparable maturity.

The ratings of Moody’s, Standard & Poor’s (S&P) and any other rating agencies represent their opinions as to the quality of the obligations that they undertake to rate. Ratings are relative and subjective and, although ratings may be useful in evaluating the safety of interest and principal payments, they do not evaluate the market value risk of such obligations. Although these ratings may be an initial criterion for selection of portfolio investments, the Investment Manager also will independently evaluate these securities and the ability of the issuers of such securities to pay interest and principal. To the extent that we invest in lower grade securities that have not been rated by a rating agency, our ability to achieve our investment objectives will be more dependent on the Investment Manager’s credit analysis than would be the case when we invest in rated securities.

Distressed Debt. We invest in debt securities and other obligations of distressed companies. Investment in distressed debt is speculative and involves significant risk, including possible loss of the principal invested. Distressed debt obligations may be paying interest or not paying interest, may be in violation of the issuer’s covenants, and generally trade at prices substantially lower than lower grade securities of companies in similar industries.

Equity Securities. We also invest in equity securities of issuers selected through the Investment Manager’s investment process. To the extent the equity securities consist of interests in limited partnerships, limited liability companies or other operating tax pass-through entities, we may face additional risks in satisfying certain of the RIC compliance tests.

Derivatives. We may, but are not required to, use various derivatives, including but not limited to those described below, to facilitate portfolio management, mitigate risks and generate total return. The use of derivatives is generally accepted under modern portfolio management theory and occurs regularly in the portfolios of many mutual funds, closed-end funds and other institutional investors. Although the Investment Manager will seek to use its practices to further our investment objectives, no assurance can be given that these practices will achieve this result. In addition, the 1940 Act imposes certain restrictions that may limit the attractiveness of, or opportunity for, the use of derivatives.

We may enter into derivative transactions such as swaps (including credit default swaps, interest rate swaps and total rate of return swaps), options (purchased or written), structured products, futures contracts, commodities, forward contracts and other derivative instruments.

Flexibility.

The Investment Manager intends to pursue the investment strategies described above as long as such strategies are in accord with our investment objectives.

Subject to certain limitations under the Code and the 1940 Act, including portfolio diversification requirements, the Company has broad and flexible investment authority. In order to maintain flexibility and to capitalize on investment opportunities as they arise, we are not required to invest any particular percentage of our portfolio in any type of investment, and the amount of the respective portfolio that is invested in any type of investment, or which is weighted in different sectors, can change at any time based on the availability of attractive market opportunities. Accordingly, our investments may at any time include positions in U.S. publicly traded or privately issued or negotiated common stocks, preferred stocks (including convertible and straight preferred stocks), stock warrants, options, and rights, corporate debt (senior and subordinated), bonds, bank debt, term loans, revolvers, mortgages, trade claims, notes (secured and unsecured), debentures, debt participations, convertible securities, fixed income securities, swaps (including credit default swaps, interest rate swaps and total rate of return swaps), options (purchased or written), structured products, futures contracts, commodities, forward contracts and other derivative instruments.

Subject to certain limitations under the Code and the 1940 Act, including limitations on transactions with affiliates, the Company has complete flexibility to create, invest in or organize (alone or in conjunction with others) or otherwise utilize special purpose subsidiaries or other special purpose investment vehicles, swaps or other derivatives or structured products to access investments, particularly in instances where the Investment Manager, in its sole discretion, determines that there is a potential tax, regulatory, finance, confidentiality or other advantage to such structured product, instrument or entity.

We may fund a portion of our investments through borrowings from banks or proceeds of issuances of debt or equity securities, including commercial paper, senior notes, subordinated notes, or preferred or common shares. We have not determined the extent to which the Company will incur indebtedness or issue equity, except that we propose to enter into a line of credit described elsewhere in this Registration Statement under the caption “—Operations of the Company—Financial Condition, Liquidity and Capital Resources.” Any decision to incur such indebtedness or to issue such equity will depend on the assessment by the Investment Manager of the attractiveness of available investment opportunities in relation to the costs and perceived risks of incurring any such indebtedness or issuing any such equity. Any decision to issue any securities will depend on our assessment of the attractiveness of the financing available from the private or public securities markets in relation to the costs and perceived risks of such offerings, as well as the costs and benefits of any regulatory or contractual requirements associated with such offerings.

Regulation as a Business Development Company.

We expect to elect to be regulated as a BDC under the 1940 Act. The 1940 Act requires that a majority of our directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC without the approval of a “majority of our outstanding voting securities.” A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present and represented by proxy; or (ii) more than 50% of the outstanding shares of such company.

Qualifying Assets.

A BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets (the “70% test”). The principal categories of qualifying assets are:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. Generally, an eligible portfolio company is any issuer that:

(a) is organized under the laws of, and has its principal place of business in, the United States;

(b) is not an investment company (other than a small business investment company wholly owned by us) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

(i)	it does not have any class of securities listed on a national securities exchange;

(ii)	it has not issued a class of securities with respect to which a broker or dealer may extend margin credit;

(iii)	it is controlled by us or another BDC or a group of companies including a BDC and we or the other BDC exercises a controlling influence over the portfolio company and has an affiliated person who is a director of the portfolio company; or

(iv)	it is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any eligible portfolio company which we control, alone or as part of a group and on the board of directors of which we have an affiliated person who is a director.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, if the issuer is not an eligible portfolio company because it has issued a class of margin securities that is eligible for margin loans, and at the time of purchase we own at least 50% of (i) the greatest number of equity securities (on a fully diluted basis ) of the issuer and (ii) the greatest amount of such issuer’s debt securities held by us at any point in time during the period when such issuer was an eligible portfolio company, and (iii) we are one of the 20 largest holders of the issuer’s outstanding voting securities.

(6) Securities received in exchange for or distributed on or with respect to securities described in (1) through (5) above, or pursuant to the exercise of warrants or rights relating to such securities.

(7) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. In addition, we must have been organized and have our principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

Managerial Assistance to Portfolio Companies.

In general, to count portfolio securities as qualifying assets for the purpose of the 70% test, we must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where we purchase such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance so long as managerial assistance is not provided solely in this manner. Making available managerial assistance means, among other things, any arrangement whereby we offer to provide, and, if requested to, provide significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Senior Securities.

Following our election to be governed as a BDC, we will be permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our common stock if we maintain continuous asset coverage of our “senior securities,” as defined in the 1940 Act. “Senior security” means any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends; and “senior security representing indebtedness” means any senior security other than stock. In the SEC’s view, this would include borrowings under a credit agreement and may include the issuance of stock with any rights that differ from the rights of the holders of the common stock of the Company. Senior securities require asset coverage at least equal to 200%, expressed as a ratio of (i) our total assets, including proceeds from the issuance of senior securities, less our liabilities and indebtedness not represented by senior securities to (ii) our total amount of senior securities. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

Certain instruments that may involve potential leverage or contingent liability, such as commitments to advance funds to a borrower, short sales, investments in certain derivative instruments containing embedded leverage, reverse repurchase agreements, when-issued securities and swaps, may implicate the same concerns that the asset coverage requirements of the 1940 Act were designed to address. An investment in these instruments will not be considered to constitute the issuance of “senior securities” by us, and therefore such transaction will not be subject to the 200% asset coverage requirement otherwise applicable to borrowings by us, if we (1) maintain an offsetting financial position; (2) designate and maintain, referred to as “to earmark,” liquid assets (with such liquidity determined by the Investment Manager in accordance with procedures established by our Board of Directors) equal in value to our potential economic exposure under the transaction marked to market on a daily basis, if practicable; or (3) otherwise “cover” the transaction in accordance with applicable guidance of the SEC staff, these actions referred to collectively as covering a transaction. We may have to buy or sell a security at a disadvantageous time or price in order to cover a transaction. In addition, earmarked assets may not be available for other purposes.

Proxy Voting Policies and Procedures.

We review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although we generally vote against proposals that may have a negative impact on our portfolio securities, we may vote for such a proposal if compelling long-term reasons are present to do so.

Our proxy voting decisions are made by investment professionals of the Investment Manager. To ensure that our vote is not the product of a conflict of interest, we require that anyone involved in the proxy voting decision-making process disclose to our Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote. In such cases, the ultimate decision on voting is made by the Chief Investment Officer.

Equity owners may obtain information regarding how we voted proxies with respect to our portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, Plainfield Direct LLC, 55 Railroad Avenue, Greenwich, CT 06830.

Other Results of an Election by the Company to be a BDC.

Upon our election to be governed as a BDC, our business would be subject to the limitations of the 1940 Act applicable to BDCs. For example, we may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our Board of Directors who are not interested persons and, in some cases, prior approval by the SEC.

We will periodically be examined by the SEC for compliance with the 1940 Act.

We will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we will be prohibited from protecting any director, officer, investment adviser or underwriter against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We will be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and to designate a Chief Compliance Officer to be responsible for administering these policies and procedures.

Material U.S. Federal Income Tax Considerations.

The following discussion is a general summary of the material U.S. federal income tax considerations relating to the Company and an investment in the Company, assuming the Company converts to a corporation. This summary does not address all of the potential U.S. federal income tax consequences that may be applicable to the Company or to all categories of investors, some of which may be subject to special tax rules. This summary assumes that investors hold their interests in the Company as capital assets within the meaning of the Code. The discussion is based upon the Code, U.S. Department of Treasury regulations, and administrative and judicial interpretations, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect.

Current and prospective investors are urged to consult their own tax adviser with respect to the specific consequences of an investment in the Company, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is an investor in the Company, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner of a partnership should consult its tax advisors with respect to the purchase, ownership and disposition of an investment in the Company.

For purposes of the following discussion, a “U.S. Holder” is an investor that is for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if either (1) a United States court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to continue to be treated as a U.S. person. A “Non-U.S. Holder” is an investor that is not a U.S. Holder.

The Company and its Investments.

The Company intends to elect to be and to qualify to be treated as a RIC under Subchapter M of the Code. To qualify as a RIC, the Company must, among other things: (a) derive at least 90% of its gross income in each taxable year from interest, dividends, payments with respect to securities, loans, gains from the sale or other disposition of stock or securities or foreign currencies, other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies, and net income derived from interests in “qualified publicly traded partnerships” (i.e., partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends, capital gains, and other traditional permitted mutual fund income); and (b) diversify its holdings so that, at the end of each quarter of the Company’s taxable year, (i) at least 50% of the market value of the Company’s assets is represented by cash, securities of other regulated investment companies, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the Company’s assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer, or any two or more issuers that the Company controls, as determined under the Code, and that are determined to be engaged in the same or similar trades or businesses or related trades or businesses, or in the securities of one or more qualified publicly traded partnerships.

The Company may invest in partnerships, including in qualified publicly traded partnerships, which may result in the Company’s being subject to state, local or foreign income, franchise or withholding tax liabilities.

As a RIC, the Company will not be subject to U.S. federal income tax on the portion of its taxable investment income and capital gains that it distributes to its stockholders, provided that it satisfies a minimum distribution requirement. To satisfy the minimum distribution requirement, the Company must distribute to its stockholders at least the sum of (i) 90% of its “investment company taxable income” (i.e., income other than its net realized long-term capital gain over its net realized short-term capital loss), plus or minus certain adjustments, and (ii) 90% of its net tax-exempt income for the taxable year. The Company will be subject to income tax at regular corporation rates on any taxable income or gains that it does not distribute to its stockholders.

The Code imposes a 4% nondeductible excise tax on the Company to the extent it does not distribute by the end of any calendar year at least the sum of (i) 98% of its ordinary income for that calendar year; (ii) 98% of its capital gain net income (both long-term and short-term) for the one-year period ending, as a general rule, on October 31 of that calendar year; and (iii) any income realized but not distributed in the preceding year. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year-end. The Company currently anticipates that it will pay such dividends and will make such distributions as are necessary in order to avoid the application of this excise tax.

If, in any taxable year, the Company fails to qualify as a RIC under the Code or fails to meet the distribution requirement, it will be taxed in the same manner as an ordinary corporation and distributions to its stockholders will not be deductible by the Company in computing its taxable income. In addition, in the event of a failure to qualify, the Company’s distributions, to the extent derived from the Company’s current or accumulated earnings and profits, including any distributions of net long-term capital gains, will be taxable to stockholders as dividend income. However, such dividends will be eligible (i) to be treated as qualified dividend income in the case of stockholders taxed as individuals, and (ii) for the dividends received deduction in the case of corporate stockholders. Moreover, if the Company fails to qualify as a RIC in any year, it must pay out its earnings and profits accumulated in that year in order to qualify again as a regulated investment company. If the Company fails to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent year the Company may be subject to regular corporate tax on any net built-in gains with respect to certain of its assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Company had been liquidated) that we elect to recognize on requalification or when recognized over the next ten years.

The Company may make certain investments that would subject it to special provisions of the Code that, among other things, may defer the use of certain deductions or losses and affect the holding period of securities held by the Company and the character of the gains or losses realized by it. These provisions may also require that the Company recognize income or gain without receiving cash with which to make distributions. In particular, it may recognize original issue discount if it acquires zero coupon securities, deferred interest securities, payment-in-kind securities or certain other securities, or if it receives warrants in connection with the making of a loan or possibly in other circumstances. Such original issue discount generally will be included in income in the taxable year of accrual and before the Company receives any corresponding cash payments. The Company may also be required to include in income certain other amounts that it will not receive in cash.

Since in certain circumstances the Company may recognize income before receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, it may have to sell some investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If it is not able to obtain cash from other sources to make such distributions, the Company may fail to qualify for the federal income tax benefits allowable to RICs and thereby may be subject to corporate-level income tax.

Gain or loss realized by the Company from investments in warrants as well as any loss attributable to the expiration of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long the Company held a particular warrant.

The Company’s investment in so-called “section 1256 contracts,” such as regulated futures contracts, most foreign currency forward contracts traded in the interbank market and options on most stock indices, are subject to special tax rules. All section 1256 contracts held by the Company at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Company’s income as if each position had been sold for its fair market value at the end of the taxable year. The resulting gain or loss will be combined with any gain or loss realized by the Company from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were not part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long-term capital gain or loss, and 40% of such net gain or loss will be treated as short-term capital gain or loss, regardless of the period of time the positions were actually held by the Company.

In general, gain or loss on a short sale is recognized when the Company closes the sale by delivering the borrowed property to the lender, not when the borrowed property is sold. Gain or loss from a short sale is generally considered as capital gain or loss to the extent that the property used to close the short sale constitutes a capital asset in the Company’s hands. Except with respect to certain situations where the property used by the Company to close a short sale has a long-term holding period on the date of the short sale, special rules would generally treat the gains on short sales as short-term capital gains. These rules may also terminate the running of the holding period of “substantially identical property” held by the Company. Moreover, a loss on a short sale will be treated as a long-term capital loss if, on the date of the short sale, “substantially identical property” has been held by the Company for more than one year. In general, the Company will not be permitted to deduct payments made to reimburse the lender of securities for dividends paid on borrowed stock if the short sale is closed on or before the 45th day after the short sale is entered into.

Interest, dividends or other income (including, in some cases, capital gains) received by the Company from investments in foreign securities may be subject to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes in some cases. The Company will not be eligible to elect to treat any foreign taxes it pays as paid by its stockholders, who therefore will not be entitled to credits or deductions for such taxes on their own tax returns. Foreign taxes paid by the Company will reduce the return from the Company’s investments.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time the Company accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Company actually collects such income or pays such liabilities are generally treated as ordinary income or ordinary loss. Similarly, gains or losses on foreign currency, foreign currency forward contracts, certain foreign currency options or futures contracts and the disposition of debt securities denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss unless the Company were to elect otherwise.

Passive Foreign Investment Companies. If the Company purchases shares in certain foreign investment entities, called “passive foreign investment companies” (“PFICs”), it may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Company to its shareholders. Additional charges in the nature of interest may be imposed on the Company in respect of deferred taxes arising from such distributions or gains.

If the Company were to invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, in lieu of the foregoing requirements, the Company might be required to include in income each year a portion of the ordinary earnings and net capital gains of the qualified electing fund, even if not distributed to the Company, and such amounts would be subject to the 90% and excise tax distribution requirements described above. In order to make this election, the Company would be required to obtain certain annual information from the PFICs in which it invests, which may be difficult or impossible to obtain.

Alternatively, the Company may make a mark-to-market election that will result in the Company being treated as if it had sold and repurchased its PFIC stock at the end of each year. In such case, the Company would report any such gains as ordinary income and would deduct any such losses as ordinary losses to the extent of previously recognized gains. The election must be made separately for each PFIC owned by the Company and, once made, would be effective for all subsequent taxable years, unless revoked with the consent of the Internal Revenue Service (the “IRS”). By making the election, the Company could potentially ameliorate the adverse tax consequences with respect to its ownership of shares in a PFIC, but in any particular year may be required to recognize income in excess of the distributions it receives from PFICs and its proceeds from dispositions of PFIC stock. The Company may have to distribute this “phantom” income and gain to satisfy the 90% distribution requirement and to avoid imposition of the 4% excise tax.

The Company will make the appropriate tax elections, if possible, and take any additional steps that are necessary to mitigate the effect of these rules.

Taxation of U.S. Stockholders.

Dividends and Distributions. Dividends and other distributions by the Company are generally treated under the Code as received by the stockholders at the time the dividend or distribution is made. However, any dividend or distribution declared by the Company in October, November or December of any calendar year and payable to stockholders of record on a specified date in such a month shall be deemed to have been received by each stockholder on December 31 of such calendar year and to have been paid by the Company not later than such December 31, provided such dividend is actually paid by the Company during January of the following calendar year.

The Company currently intends to distribute annually to its stockholders substantially all of its investment company taxable income, and any net realized long-term capital gains in excess of net realized short-term capital losses (including any capital loss carryovers). However, if the Company for some reason were to change this intention and retain for investment an amount equal to all or a portion of its net long-term capital gains in excess of its net short-term capital losses (including any capital loss carryovers), the Company would be subject to a corporate tax (currently at a maximum federal rate of 35%) on the amount retained. In that event, the Company would designate such retained amounts as undistributed capital gains in a notice to its stockholders who (a) would be required to include in income for U.S. federal income tax purposes, as long-term capital gains, their proportionate shares of the undistributed amount, (b) would be entitled to credit their proportionate shares of the 35% tax paid by the Company on the undistributed amount against their U.S. federal income tax liabilities, if any, and to claim refunds to the extent their credits exceed their liabilities, if any, and (c) would be entitled to increase their tax basis, for U.S. federal income tax purposes, in their shares by an amount equal to 65% of the amount of undistributed capital gains included in the stockholder’s income. Organizations or persons not subject to U.S. federal income tax on such capital gains would be entitled to a refund of their pro rata share of such taxes paid by the Company upon filing appropriate returns or claims for refund with the IRS.

Distributions of net realized long-term capital gains, if any, that the Company designates as capital gains dividends are taxable as long-term capital gains, whether paid in cash or in shares and regardless of how long a stockholder has held shares of the Company. All other dividends of the Company (including dividends from short-term capital gains) from its current and accumulated earnings and profits (“regular dividends”) are generally subject to tax as ordinary income.

Special rules apply, however, to regular dividends paid to individuals. Such a dividend, with respect to taxable years beginning on or before December 31, 2010, may be subject to tax at the rates generally applicable to long-term capital gains for individuals (currently at a maximum rate of 15%), provided that the individual receiving the dividend satisfies certain holding period and other requirements. Dividends subject to these special rules are not actually treated as capital gains, however, and thus are not included in the computation of an individual’s net capital gain and generally cannot be used to offset capital losses. The long-term capital gains rates will apply to: (i) 100% of the regular dividends paid by the Company to an individual in a particular taxable year if 95% or more of the Company’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gain from such sales exceeds net long-term capital loss from such sales) in that taxable year is attributable to qualified dividend income received by the Company; or (ii) the portion of the regular dividends paid by the Company to an individual in a particular taxable year that is attributable to qualified dividend income received by the Company in that taxable year if such qualified dividend income accounts for less than 95% of the Company’s gross income (ignoring gains attributable to the sale of stocks and securities except to the extent net short-term capital gain from such sales exceeds net long-term capital loss from such sales) for that taxable year. For this purpose, “qualified dividend income” generally means income from dividends received by the Company from U.S. corporations and qualified foreign corporations, provided that the Company satisfies certain holding period requirements in respect of the stock of such corporations and has not hedged its position in the stock in certain ways. However, qualified dividend income does not include any dividends received from tax exempt corporations. Also, dividends received by the Company from a real estate investment trust or another RIC generally are qualified dividend income only to the extent the dividend distributions are made out of qualified dividend income received by such real estate investment trust or other RIC. In the case of securities lending transactions, payments in lieu of dividends are not qualified dividend income. If a stockholder elects to treat Company dividends as investment income for purposes of the limitation on the deductibility of investment interest, such dividends would not be a qualified dividend income.

We will send you information after the end of each year setting forth the amount of dividends paid by us that are eligible for the reduced rates.

If an individual receives a regular dividend qualifying for the long-term capital gains rates and such dividend constitutes an “extraordinary dividend,” and the individual subsequently recognizes a loss on the sale or exchange of stock in respect of which the extraordinary dividend was paid, then the loss will be long-term capital loss to the extent of such extraordinary dividend. An “extraordinary dividend” on common stock for this purpose is generally a dividend (i) in an amount greater than or equal to 10% of the taxpayer’s tax basis (or trading value) in a share of stock, aggregating dividends with ex-dividend dates within an 85-day period, or (ii) in an amount greater than 20% of the taxpayer’s tax basis (or trading value) in a share of stock, aggregating dividends with ex-dividend dates within a 365-day period.

Distributions in excess of the Company’s current and accumulated earnings and profits will, as to each stockholder, be treated as a tax-free return of capital to the extent of a stockholder’s basis in his shares of the Company, and as a capital gain thereafter. Stockholders receiving dividends or distributions in the form of additional shares should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Dividends paid by the Company that are attributable to dividends received by the Company from domestic corporations may qualify for the federal dividends-received deduction for corporations.

Investors considering buying shares just prior to a dividend or capital gain distribution should be aware that, although the price of shares just purchased at that time may reflect the amount of the forthcoming distribution, such dividend or distribution may nevertheless be taxable to them. If the Company is the holder of record of any stock on the record date for any dividends payable with respect to such stock, such dividends will be included in the Company’s gross income not as of the date received but as of the later of (a) the date such stock became ex-dividend with respect to such dividends (i.e., the date on which a buyer of the stock would not be entitled to receive the declared, but unpaid, dividends), or (b) the date the Company acquired such stock. Accordingly, in order to satisfy its income distribution requirements, the Company may be required to pay dividends based on anticipated earnings, and stockholders may receive dividends in an earlier year than would otherwise be the case.

Certain types of income received by the Company from real estate investment trusts (“REITs”), real estate mortgage investment conduits (“REMICs”), taxable mortgage pools or other investments may cause the Company to designate some or all of its distributions as “excess inclusion income.” To Company stockholders such excess inclusion income may (1) constitute taxable income, as “unrelated business taxable income” (“UBTI”) for those stockholders who would otherwise be tax-exempt such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities; (2) not be offset against net operating losses for tax purposes; (3) not be eligible for reduced U.S. withholding for non-U.S. Holders even from tax treaty countries; and (4) cause the Company to be subject to tax if certain “disqualified organizations” as defined by the Code are Company shareholders. The Company does not currently intend to invest in such real estate investment trusts.

Sales of Shares. Upon the sale or exchange of his or her shares, a stockholder will realize a taxable gain or loss equal to the difference between the amount realized and such stockholder’s basis in the shares. A redemption of shares by the Company will be treated as a sale for this purpose. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the stockholder’s hands, and will be long-term capital gain or loss if the shares are held for more than one year and short-term capital gain or loss if the shares are held for one year or less. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced, including replacement through the reinvesting of dividends and capital gains distributions in the Company, within a 61-day period beginning 30 days before and ending 30 days after the disposition of the shares. In such a case, the basis of the shares acquired will be increased to reflect the disallowed loss. Any loss realized by a stockholder on the sale of Company shares held by the stockholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the stockholder with respect to such shares.

Backup Withholding. The Company may be required to withhold, for U.S. federal income tax purposes, a portion of the dividends, distributions and redemption proceeds payable to stockholders who fail to provide the Company with their correct taxpayer identification number or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Certain stockholders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be credited against a stockholder’s U.S. federal income tax liability.

Notices and Other Taxes.

Notices. Stockholders will receive, if appropriate, various written notices after the close of the Company’s taxable year regarding the U.S. federal income tax status of certain dividends, distributions and deemed distributions that were paid (or that are treated as having been paid) by the Company to its stockholders during the preceding taxable year.

Other Taxes. Dividends, distributions and redemption proceeds may also be subject to additional state, local and foreign taxes depending on each stockholder’s particular situation. The Company does not currently intend to withhold such taxes for any stockholder, or provide stockholders with statements regarding any such taxes which might be due.

If a stockholder recognizes a loss with respect to the Company’s shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a regulated investment company are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Non-U.S. Holders.

In general, dividend distributions (other than certain distributions derived from net long-term capital gains) paid by the Company to a Non-U.S. Holder are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a Non-U.S. Holder directly, would not be subject to withholding. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, attributable to a permanent establishment in the United States), we will not be required to withhold federal tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. shareholders. Special certification requirements apply to a Non-U.S. Holder that is a foreign partnership or a foreign trust and such entities are urged to consult their own tax advisors.

However, for taxable years beginning before January 1, 2008, properly designated dividends received by a non-U.S. Holder are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of the Company’s “qualified net interest income” (generally, the Company’s U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Company is at least a 10% stockholder, reduced by expenses that are allocable to such income), or (ii) are paid in respect of the Company’s “qualified short-term capital gains” (generally, the excess of the Company’s net short-term capital gain over the Company’s long-term capital loss for such taxable year). However, depending on its circumstances, the Company may designate all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a Non-U.S. Holder will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN or substitute form). In the case of shares held through an intermediary, the intermediary may withhold even if the Company designates the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. Holders should contact their intermediaries with respect to the application of these rules to their accounts. It is unknown whether this exemption will be extended for tax years beyond December 31, 2007.

Actual or deemed distributions of the Company’s net capital gain to a Non-U.S. Holder, and gains realized by a Non-U.S. Holder upon the sale of our common stock, will not be subject to federal withholding tax and generally will not be subject to federal income tax unless the distributions or gain, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), or in the case of an individual stockholder, the stockholder is present in the U.S. for a period or periods aggregating 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

If the Company distributes its net capital gain in the form of deemed rather than actual distributions, a Non-U.S. Holder will be entitled to a federal income tax credit or tax refund equal to the Non-U.S. Holder’s allocable share of the tax the Company pays on the capital gains deemed to have been distributed. To obtain the refund, the Non-U.S. Holder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the Non-U.S. Holder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate Non-U.S. Holder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A Non-U.S. Holder who is a non-resident alien individual, and who is otherwise subject to withholding of federal tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. Holder provides the Company or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder or otherwise establishes an exemption from backup withholding.

Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, state, local and foreign tax consequences of an investment in the Company.

Valuation Procedures.

The Company values its assets on a monthly basis. In addition to this monthly valuation by the Investment Manager, on a quarterly basis, certain investments are evaluated by an independent valuation firm. The Investment Manager determines in good faith the fair value of our portfolio investments pursuant to its valuation procedures described below. Upon election to be governed as a BDC, the valuation will be made pursuant to Section 2 (a)(41) of the 1940 Act, which requires that we value our assets as follows: (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value, as determined in good faith by the Board of Directors. Many of the Company’s investments are illiquid. As a result, there is typically no readily available market value for the majority of the investments in the Company’s portfolio. Following our anticipated election to be governed as a BDC, Section 2(a)(41) of the 1940 Act will require the Board to determine in good faith the fair value of our portfolio securities for which a market price is not readily available, and we anticipate that it will do so in conjunction with the Investment Manager’s application of its valuation procedures.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each asset while employing a consistently applied valuation process. In making fair value determinations, the Investment Manager or the Board of Directors, as applicable, will generally use the following guidelines. Each individual investment will be valued and unrealized depreciation will be recorded for an investment that we believe has become impaired, including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of our debt or equity investment. We will likewise record unrealized appreciation if the results of the analyses described below indicate that such treatment is appropriate. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith may differ materially from the values that would have been used had a ready market existed for the investments.

We report valuations in a manner consistent with our obligations as a public reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”). Any changes in value are recorded in our statement of operations as “net change in unrealized appreciation or depreciation.”

For investments where a market price is readily available:

Investments that are listed on an exchange (whether domestic or foreign), including the NASDAQ National Market, and are freely transferable, will be valued at their last sale price on such exchange during the regular or primary trading session on the date of determination or “official closing price” (if applicable), or, if no sales occurred on such date, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Loans or investments traded over the counter and not listed on an exchange, and that are freely transferable, will be valued at the last sale price on the date of determination, or, if no sales occurred on such day, at the midpoint of the “bid” and the “asked” price at the close of business on such day. Options that are listed on a national options exchange shall be valued at their last sale price on the principal market on which such options will have traded on such date; provided, however, that if the last sale price of such options does not fall within the last “bid” and “asked” price for such options on such date, the options will be valued at the midpoint of the last “bid” and “asked” price for such options on such date as determined by the Investment Manager. The market value of a commodity future, forward or similar contract or any option on any such instrument traded on an exchange shall be the most recent available closing quotation on such exchange.

We do not adjust quoted prices for blockage factors when valuing financial instruments in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (SFAS) 157, Fair Value Measurements.

Notwithstanding the foregoing, if in the reasonable judgment of the Investment Manager or the Board of Directors, as applicable, the price for any securities held by us and determined in the manner described above does not accurately reflect the fair value of such security, the Investment Manager or the Board of Directors, as applicable, will value such security at a price that reflects such security’s fair value.

For investments where a market price is not readily available:

Any securities or other assets that are not publicly traded or for which a market price is not otherwise readily available will be valued at fair value as determined in good faith by the Investment Manager, during the time prior to our election to be governed as a BDC and by the Investment Manager or the Board of Directors, as applicable, after such time.

With respect to such investments, the investments will be reviewed and valued using one or more of the following types of financial and credit analyses, including the income approach, the market comparable approach, and the transaction approach. The choice of analyses, and the weight assigned to factors within the approaches, may vary across investments and may change within an investment if events occur that warrant such a change. The following is an explanation of some of these review and valuation methods:

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The income approach utilizes the discounted cash flow, or DCF, method of valuation and includes a terminal value/exit multiple. The present value resulting from this analysis will then be discounted to reflect the illiquid nature of the investment. Where applicable, other factors such as a minority, or non-control position are considered.

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The market comparable approach examines publicly traded companies within the same industry as the portfolio company’s business. Market derived multiples based upon such measures as earnings, book value, cash flow and revenues are typically applied to the appropriate indicators of the portfolio company’s business to determine a value.

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The transaction approach examines valuations determined in connection with acquisitions of either publicly traded or privately held companies within the same industry as the portfolio company. In addition, when an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we will use the pricing indicated by the external event to test or corroborate its valuation.

Other information that will be used with these methods, where relevant, to value an investment may include analysis of the company’s profitability and performance against projections, default or bankruptcy, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, comparisons of financial ratios of peer companies that are public, appraisals, material changes in interest rates impacting fixed rate debt, book value, replacement cost, or other factors deemed applicable.

Upon our conversion to a Delaware corporation, the Board of Directors will undertake a multi-tiered valuation process. Each month, pursuant to the valuation responsibilities delegated to it by the Board of Directors, the Investment Manager will perform a valuation review which will include review of internal models and review of any material events impacting the portfolio when taken as a whole. The Investment Manager will inform the Board of Directors, or its designee, of any material changes to the valuation of the portfolio as soon as practicable thereafter; in all other circumstances the Investment Manager will report its monthly valuation review to the Board at the next following quarterly meeting of the Board. In addition to this monthly valuation by the Investment Manager, on a quarterly basis, certain investments will be evaluated by an independent valuation firm, namely each investment in any issuer whose securities owned by the Company aggregate to an amount greater than $10 million. Moreover, on a rotational basis, each investment in any issuer whose securities owned by us aggregate to an amount greater than $1 million but less than or equal to $10 million will be reviewed at least once over a twelve-month period by the independent valuation firm. Last, investments in issuers whose securities owned by the Company aggregate to $1 million or less will not be evaluated by the independent valuation firm; provided, however, that if, during any fiscal quarter, more than 3% of our net asset value consists of investments in issuers whose securities owned by us aggregate to an amount equal to or less than $1 million, then each investment in issuers whose securities then owned by the Company aggregate to an amount greater than $500,000 will be evaluated by the independent valuation firm at least once over the twelve-month period following the most recent quarter in which the 3% criterion was so met.

Quarterly valuation process for investments for which a market price is not readily available:

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Our investment professionals, along with the senior officer responsible for the portfolio company relationship, meet with the Vice President, Portfolio Valuation, who assigns a value for each portfolio company or investment based on the process described above.

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The models and documentation generated by the Vice President, Portfolio Valuation based on the information from the investment professionals, are reviewed with the Chief Investment Officer and then, if appropriate based on the criteria described above, delivered to the independent valuation firm for independent review and evaluation.

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The Vice President, Portfolio Valuation and, if appropriate, the relevant investment professionals and the senior financial executives of the Investment Manager meet with the independent valuation firm to discuss the preliminary valuation.

Quarterly valuation process for all investments (including investments for which market price is readily available):

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Our Chief Investment Officer and Chief Operating Officer meet with the Vice President, Portfolio Valuation and senior financial executives of the Investment Manager, including its head trader, to discuss the preliminary valuation results for all investments, including the results of the valuation review received from the independent valuation firm.

•	Prior to our election to be governed as a BDC, the Investment Manager determines the fair value of the portfolio in good faith.

•	Following our election to be governed as a BDC, the following steps will be included in the process:

•	Valuation documentation is distributed to the Board of Directors.

•	The Audit Committee of the Board of Directors meets with the independent valuation firm to discuss the assistance provided and results.

•	The Board of Directors and the senior financial executives of the Investment Manager meet to review the valuation of the entire portfolio.

•	The Board of Directors determines the fair value of the portfolio in good faith.

Operations of the Company.

Revenues.

The Company generates revenue in the form of interest payments received on the debt it holds, dividends received on preferred and common equity interests it holds, and capital gains on warrants and other debt or equity interests that it acquires in portfolio companies. Its portfolio of debt instruments has maturities of one to ten years and typically bears interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities are payable generally monthly, quarterly or semi-annually, with the amortization of principal often being deferred for several years from the date of the initial investment. In some cases, the instrument defers payments of cash interest for the first several years. The principal amount of the debt securities and any accrued but unpaid interest generally become due at the maturity date. In addition, we generate revenue in the form of commitment, origination, structuring, due diligence and monitoring fees and prepayment penalties. Any such fees are generated in connection with our investments and recognized as earned, typically over the life of the related investment.

Expenses.

The Investment Manager currently renders its services to the Company at its own expense, including the following overhead expenses: office rent; utilities; furniture and fixtures; stationery; secretarial and internal administrative services; salaries; employee entertainment expenses; employee insurance and payroll taxes. In connection with our anticipated election to be governed as a BDC, we propose to enter into an Administrative Services Agreement and a new Investment Management Agreement, each with the Investment Manager. The allocation of expenses between the Investment Manager and us may change as a result of these new agreements. The expenses charged or allocable to the Company pursuant to the Administrative Services Agreement would need to receive initial approval, and would be subject to ongoing approval, by our Board of Directors, and those charged or allocable by the Investment Manager pursuant to the new Investment Management Agreement would need to receive initial stockholder and Board approval and would be subject to ongoing Board approval. For additional information on this Administrative Services Agreement and new Investment Management Agreement, see the disclosure contained elsewhere in this Registration Statement under the caption “—Certain Relationships and Related Transactions.”

The Company’s primary operating expenses currently include interest expense and fees payable on any debt incurred by the Company to finance its investments and fees paid to its outside legal, accounting and valuation providers. The Company also bears all other costs and expenses of its operations and transactions, including those relating to:

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General expenses of the Company: organization and offering expenses, directors and officers/errors and omissions liability insurance, and any other insurance premiums; expenses in connection with calculating the Company’s net asset value (including, without limitation, the cost and expenses of any independent valuation firm); custodial fees; federal, state and local taxes; independent auditors; and

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Expenses related to the Company’s investments: expenses incurred by the Investment Manager payable to third parties, including, without limitation, agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies; transaction costs and other expenses of Company investments, including, without limitation, broker-dealer commissions, costs of any trading firms as described in the Investment Management Agreement and costs of any hedging activities on behalf of the Company; and fees, including, without limitation, indemnification payments permissible under applicable law, payable to third parties, including, without limitation, agents, consultants, finders, investment bankers or other advisors, relating to, or associated with, evaluating and making investments.

Financial Condition, Liquidity and Capital Resources.

The Company generates cash primarily from its operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. In the future, the Company expects to fund a portion of its investments through borrowings from banks or issuances of debt or equity securities, including commercial paper, senior notes, subordinated notes, or preferred or common shares. We have not determined the extent to which we will incur indebtedness or issue equity; however, we propose to enter into the line of credit described below. Any decision to incur leverage will depend on our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of incurring any such indebtedness or issuing any such equity. Any decision to issue securities will depend on our assessment of the attractiveness of the financing available from the private or public securities markets in relation to the costs and perceived risks of such offerings, as well as the costs and benefits of any regulatory or contractual requirements associated with such offerings. In the future, the Company may also securitize a portion of its loans or other assets. Our primary use of funds will be investments in portfolio companies, interest expense and fees payable on any debt we have incurred, payment of investment advisory and management fees to our Investment Manager, and cash distributions to holders of our equity interests. As of October 31, 2006, the Company had investments at fair value of approximately $558.3 million.

As of October 31, 2006, the Company’s sole method of raising debt financing has been through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company. Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty to protect the counterparty from market risk relating to the reference asset. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment grade ratings.

Subject to the limitations imposed on a BDC by the 1940 Act, the Company may elect to supplement these swap financing arrangements with a combination of:

(i) a multi-year revolving credit facility from one or more commercial and investment banks secured by all or a substantial number of the assets of the Company; or

(ii) a “warehouse financing facility” from one or more commercial and investment banks that would require the Company to set up a special purpose vehicle at a later date to obtain leverage on portfolio assets and thereby refinance the warehouse financing facility.

The Company is in discussions with several large commercial and investment banks to establish a multi-year revolving credit facility collateralized by a lien on all or a substantial number of the Company’s assets. The Company anticipates a facility with a term of up to three years. Certain covenants customary to facilities of this type are expected, including, among others, industry and issuer concentration restrictions, periodic financial reporting, limitations on additional debt and liens, limitations on certain investments, and minimum interest coverage.

In connection with our anticipated election to be governed as a BDC, the 1940 Act will limit the Company’s ability to borrow money or issue debt securities or preferred stock such that the resulting leverage is subject to an asset coverage of 200%. The ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit the Company’s investment opportunities and reduce its ability in comparison with some of the Company’s competitors to profit from favorable spreads between the rates at which the Company can borrow and the rates at which it can lend. As a result, we may need to issue equity more frequently than our competitors which are not BDCs, which may lead to greater stockholder dilution. BDCs are also not permitted to issue shares at a price below net asset value, which may disadvantage us in our ability to raise financing relative to our competitors which are not BDCs.

Employees.

We do not currently have any employees and do not expect in the future to have any employees. Services necessary for our business will be provided by individuals who are employees of the Investment Manager, pursuant to the terms of the Investment Management Agreement and the Administrative Services Agreement. Each of our executive officers described under “Management” is an employee of the Investment Manager. Our day-to-day investment operations will be managed by the Investment Manager. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Investment Manager.

Competition.

Our primary competitors in providing financing to middle market companies include other business development companies, public and private funds, commercial and investment banks, commercial finance companies, insurance companies, high-yield investors, hedge funds and private equity funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing opportunities than we have. Several other business development companies have recently raised, or are trying to raise, significant amounts of capital and may have investment objectives that overlap with ours, which may create competition for investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a BDC. For additional information concerning the competitive risks we face, see the disclosure elsewhere in this Registration Statement under the caption “Risk Factors – Risks Related to our Business – We operate in a highly competitive market for investment opportunities.”

Available Information.

We will furnish our equityholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. We do not currently maintain a website.

Equityholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is: http://www.sec.gov.

Item 1A. Risk Factors.

The risks set out below are not the only risks we face. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the value of our equity interests could decline.

Risks Related to Our Business.

We have a limited operating history.

We commenced our operations in April 2006. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of our equity interests could decline substantially.

We may not be able to replicate the historical performance of the Investment Manager or its chief investment officer.

Our primary focus in making investments will differ from those of other investment vehicles that are or have been managed by the Investment Manager or its chief investment officer. Further, by investing in the Company, investors are not acquiring an interest in other investment vehicles advised by the Investment Manager. Upon our anticipated election as a BDC, we will be subject to certain investment restrictions that do not apply to other investment vehicles advised by the Investment Manager, including limitations on co-investing with certain persons affiliated with us, including other investment vehicles advised by the Investment Manager and on making investments in non-qualifying assets. Further, investment opportunities could be subject to, among other things, regulatory and independent Board member approvals, the receipt of which, if sought, cannot be assured. This may adversely affect our ability to take advantage of investment opportunities and the pace at which we make investments. Accordingly, we cannot assure you that we will replicate the historical performance of the Investment Manager or its chief investment officer, and we caution you that our investment returns could be substantially lower than the returns achieved by other investment vehicles advised by the Investment Manager or its chief investment officer.

We are dependent upon Max Holmes and other senior personnel of the Investment Manager for our future success.

We have no employees. We depend on the diligence, skill and network of business contacts of the Investment Manager, including the information and deal flow generated by its investment professionals in the course of their investment and portfolio management activities, to provide us with investment opportunities. Our future success will depend on the continued service of the Investment Manager, in particular Max Holmes, our Chief Investment Officer and the Managing Member of the Investment Manager. If Mr. Holmes dies, becomes incapacitated or resigns from the Investment Manager, or otherwise becomes unable to participate in the management of the Company through the Investment Manager, or if certain senior investment professionals of the Investment Manager depart, our ability to achieve our investment objectives could be materially and adversely affected. Although the Investment Manager maintains key man life insurance on Max Holmes, proceeds from such insurance would not be payable to us. In addition, we are subject to the risk of discontinuation of the Investment Manager’s operations or termination of the Investment Management Agreement and the risk that, if such an event were to occur, we would not be able to locate a suitable replacement. Discontinuation of our relationship with the Investment Manager, including our access to its investment professionals, information, deal flow, and operations could have a material adverse effect on our ability to achieve our investment objectives.

We may compete with other investment vehicles advised by the Investment Manager and other clients for access to key personnel of the Investment Manager, which could reduce the amount of time and effort they devote to us and thus negatively impact our financial condition and results of operations.

Our ability to achieve our investment objectives will depend on our ability to acquire suitable investments and monitor and administer those investments, which will depend, in turn, on the Investment Manager’s ability to identify, invest in and monitor companies that meet our investment criteria. Even if the Investment Manager is able to identify, invest in and monitor such companies, we may not achieve our investment objectives.

Accomplishing this result on a cost-effective basis will be largely a function of the Investment Manager’s structuring of the investment process and its ability to provide competent, attentive and efficient services to us. Our executive officers and the investment professionals of the Investment Manager will have substantial responsibilities in connection with their respective roles at the Investment Manager and with the other investment vehicles advised by the Investment Manager as well as responsibilities to us under the Investment Management Agreement. Upon our election to be governed as a BDC, they may also be called upon to provide managerial assistance to our portfolio companies on our behalf. These demands on their time, which will increase as the number of investments or other clients increase, may distract them or slow the rate of investment. In order to grow, the Investment Manager will need to hire, train, supervise and manage new employees. However, we cannot assure you that any such employees will contribute to the work of the Investment Manager on our behalf. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The Investment Manager currently manages and may in the future manage investment vehicles with an investment focus that partially overlaps with our focus, which could result in increased competition for access to investment opportunities.

The Investment Manager currently manages another investment vehicle with an investment focus that partially overlaps with our focus, and may in the future sponsor or manage additional investment vehicles or other clients with an overlapping focus to ours, which, in each case, could result in our competing for access to investment opportunities. For additional information on the risks associated with the Investment Manager’s involvement with such investment vehicles, see the disclosure under the caption “—There are conflicts of interest in our relationship with the Investment Manager, which could result in decisions that are not in the best interests of our stockholders.”

We operate in a highly competitive market for investment opportunities.

A number of entities will compete with us to make the types of investments that we plan to make. We will compete with other BDCs, public and private funds, commercial and investment banks, commercial finance companies, insurance companies, high-yield investors, hedge funds and private equity funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we have. Several other BDCs have recently raised, or are trying to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us in connection with our election to be governed as a BDC. Finally, we will not seek to compete primarily based on the interest rates we will offer and we believe that some of our competitors may make loans with interest rates that will be comparable to or lower than the rates we offer. The competitive pressures that we face may have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we cannot assure you that we will be able to identify and make investments that meet our investment objectives.

We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, we may make investments that are on better terms for our portfolio companies than what we may have originally anticipated, which may impact our return on these investments.

If we incur indebtedness or issue other senior securities we will be exposed to additional risks, including the typical risks associated with leverage.

We are in discussions with several large commercial and investment banks to establish a multi-year revolving credit facility in an aggregate amount of up to $250 million collateralized by a lien on all or a substantial number of the Company’s assets. We may borrow funds under this credit facility or issue other senior securities to make additional investments. With certain limited exceptions, after our election to be governed as a BDC, we will only be allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, is at least 200% after such borrowing. The amount of indebtedness that we incur or other senior securities that we issue will depend on the assessment by the Investment Manager and our Board of Directors of market conditions and other factors at the time of any proposed borrowing or issuance. There is no assurance that a leveraging strategy will be successful. Incurring indebtedness and issuing other senior securities involves risks and special considerations of equityholders, including:

•	There is a likelihood of greater volatility of net asset value of our portfolio than a comparable portfolio without the incurrence of indebtedness or the issuance of other senior securities.

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We will be exposed to increased risk of loss if we incur debt or issue other senior securities to finance investments because a decrease in the value of our investments would have a greater negative impact on our returns and therefore the value of our equity interests than if we were not incurring indebtedness or issue other senior securities.

•	We would not be permitted to pay dividends to our holders of common equity if interest expense on borrowings have not been paid or set aside for payment.

•	Any amounts that we use to service our debt will not be available for dividends to our common equityholders.

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Under the provisions of the 1940 Act, we will be permitted, as a BDC, to issue debt or preferred stock or other senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of our assets declines below that level, we will be prohibited from declaring dividends on our common stock at any time that we are not in compliance with this ratio. If that happens, in order to maintain our status as a RIC, we may be required to sell a portion of our investments and repay a portion of our indebtedness at a time when such sales or repayments may be disadvantageous.

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It is likely that such debt or other senior securities will be governed by an instrument containing covenants restricting our operating flexibility and our ability to pay dividends and other distributions in certain instances. These covenants may impose asset coverage or investment portfolio composition requirements that are more stringent than those imposed by the 1940 Act and could require us to liquidate investments at an inopportune time.

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Some of this debt or other senior securities may be rated by rating agencies, and in obtaining a rating for such securities and other indebtedness, we may be required to abide by operating and investment guidelines that further restrict our operating and financial flexibility.

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Any debt that we incur or other senior security that we issue may be secured by a lien on our assets, which, in the event of a default under the instrument governing the debt or other senior security, would subject such collateral to liquidation by the lenders at a time when such sales may be disadvantageous.

•	In the event of a sudden, precipitous drop in value of our investments, we may not be able to liquidate assets quickly enough to repay our debt, further magnifying our losses.

•	We, and indirectly our equityholders, will bear the cost of incurring indebtedness or issuing other senior securities, including issuance and servicing costs.

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Any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges over our income or against our assets in liquidation that are more favorable than those of our common stock.

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If we are required to sell assets at a loss to redeem or pay principal, interest or dividends on borrowings or other senior securities, or for other reasons, such a requirement would reduce our net asset value and also make it difficult for the net asset value to recover.

The incentive compensation permitted to be paid to the Investment Manager may create an incentive for the Investment Manager to cause us to incur more leverage than is prudent in order to maximize its compensation.

The incentive fee permitted to be paid to the Investment Manager under the Investment Advisers Act of 1940 (the “Advisers Act”) may create an incentive for the Investment Manager to make investments that are riskier or more speculative than would be the case in the absence of such a compensation arrangement. The incentive fee may encourage the Investment Manager to incur indebtedness or issue other senior securities to increase the return on the Company’s investments. If the Investment Manager acquires poorly-performing assets with such leverage, the loss to holders of our common stock could be substantial. For additional information on the risks associated with leverage, see the disclosure under the caption “—If we incur indebtedness or issue other senior securities we will be exposed to additional risks, including the typical risks associated with leverage.”

We will be exposed to risks associated with changes in interest rates.

Although we will seek to substantially hedge our interest rate risk, our hedges may not be effective in all cases. General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and, accordingly, may have a material adverse effect on our ability to achieve our investment objectives and our rate of return on invested capital. In addition, an increase in interest rates would make it more expensive to use debt to finance our investments. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed-rate securities that have longer maturities. Although we have no policy governing the maturities of our investments, under current market conditions we expect that we will invest in a portfolio of debt securities generally having maturities of up to one to ten years. This means that we will likely be subject to greater risk (other things being equal) than if we were to invest solely in shorter-term securities. A decline in the prices of the debt we own could adversely affect the trading price of our common stock.

We may experience fluctuations in our periodic results.

We could experience fluctuations in our operating results due to a number of factors, including the interest rates payable on the debt investments we make, the default rate on such investments, the level of our expenses, variations in and timing of recognition of realized and unrealized capital gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

There are conflicts of interest in our relationship with the Investment Manager, which could result in decisions that are not in the best interests of our equityholders.

Under the terms of the Investment Management Agreement, investment professionals of the Investment Manager serve or may serve as officers, directors or principals of other entities, or may otherwise conduct any other business, whether or not the entities or business compete with the Company. Such other entities or business may have investment objectives or may implement investment strategies similar or different to those of the Company. Accordingly, these individuals may have obligations to investors in those entities or businesses, the fulfillment of which might not be in the best interests of the Company or its equityholders.

The Company and its Investment Manager may determine that an investment is appropriate both for us and for one or more other investment vehicles or clients. In such event, depending on the availability of such investment and other appropriate factors, the Investment Manager may determine which investment vehicle makes the investment or, in certain limited circumstances, whether we would invest concurrently with one or more other investment vehicles. We may make all such investments subject to compliance with applicable regulations and interpretations, and the Investment Manager’s allocation protocol. Certain types of negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. There can be no assurance that any such order will be obtained.

Investments suitable for both the Company and other clients of the Investment Manager or its affiliated parties will be allocated based on a protocol adopted by the Investment Manager that the Investment Manager determines is fair and equitable to the extent practicable under the circumstances to all clients, including the Company, over time and based on various factors, including among other things, tax considerations, regulatory issues, market conditions, overall investment objectives, current portfolio makeup, balance and exposure, and other equitable considerations, subject to applicable limitations under the Code and the 1940 Act. Upon our anticipated election to be governed as a BDC, the protocol, and any proposed amendments of it from time to time, will be subject to the approval of our Board of Directors.

The Investment Manager or its affiliated parties may have conflicts of interest in allocating investments among the Company and such other clients and in effecting transactions for the Company and such other clients, including ones in which the Investment Manager or its affiliated parties may have a greater financial interest. For example, the Investment Manager might earn higher fees from allocating investments to an investment vehicle sponsored by it whose investment objectives partially overlap with ours, or other clients managed by the Investment Manager, rather than to us. There can be no assurance that the Investment Manager’s efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to the Company. Not all conflicts of interest can be expected to be resolved in favor of the Company.

Upon our anticipated election to be governed as a BDC, we expect to pay management and incentive fees to the Investment Manager, and will reimburse the Investment Manager for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than might be achieved through direct investments. As a result of this arrangement, there may be times when the Investment Manager has interests that differ from those of our stockholders, giving rise to a conflict.

The Investment Manager selected the assets that were contributed by our initial equityholder to the Company. The assets were valued using the Investment Manager’s valuation procedures, which include review of the valuations of certain assets by third-party valuation firms. Moreover, going forward the Investment Manager will continue to be involved in the valuation process on a monthly basis. While the portfolio will be subject to quarterly valuation by the Board of Directors and, with respect to certain significant assets, a third-party valuation firm, the Investment Manager receives management and incentive fees based on asset value. To the extent there are any errors in valuation, including in the calculation of unrealized losses, the portfolio may be overvalued, in which case the Investment Manager may receive higher fees than it is otherwise entitled to, and investors who acquire equity based on such valuation may have the value of their investments diluted.

We may be obligated to pay the Investment Manager incentive compensation even if we incur a net loss, regardless of the market value of our common stock.

Upon our election to be governed as a BDC, the Advisers Act permits the Investment Manager to receive incentive compensation on income regardless of any capital losses. In such case, we may be required to pay the Investment Manager incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or if we incur a net loss for that quarter.

Any incentive fee payable by us after our election to be governed as a BDC that relates to our net investment income may be computed and paid on income that may include interest that has been accrued but not yet received. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously included in the calculation of the incentive fee will become uncollectible. If the Investment Manager is not under any obligation to reimburse us for any part of the incentive fee it received that was based on accrued income that we never received as a result of a default by an entity on the obligation that resulted in the accrual of such income, it would result in our paying an incentive fee on income we never received.

Changes in laws or regulations governing our operations, or changes in the interpretation thereof, and any failure by us to comply with laws or regulations governing our operations may adversely affect our business.

We and our portfolio companies will be subject to regulation at the local, state and federal levels. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations, or their interpretation, or any failure by us to comply with these laws or regulations may adversely affect our business.

The Investment Manager has no experience managing a BDC or a RIC.

The 1940 Act and the Internal Revenue Code impose numerous constraints on the operations of BDCs and RICs that do not apply to the Investment Manager’s other investment vehicles. For example, BDCs are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private or thinly traded companies, certain companies that had that status when the Company initially invested in them and certain short-term investments. In addition, restrictions on co-investments with our affiliates and affiliates of the Investment Manager could adversely affect the pace at which we make investments. Moreover, qualification for taxation as a RIC requires satisfaction of source of income, diversification and distribution requirements. The failure to comply with these provisions in a timely manner could prevent us from qualifying as a BDC or RIC or could force us to pay unexpected taxes and penalties, which could be material. The Investment Manager does not have any experience managing a BDC or RIC. Its lack of experience in managing a portfolio of assets under such constraints may hinder its ability to take advantage of attractive investment opportunities and, as a result, achieve our investment objectives. Moreover, many of the Investment Manager’s key business and operating relationships, such as those with its prime brokers, its swap counterparties and its outside accounting administrator, were established in connection with its management of private investment funds. To the extent the Investment Manager relies on such parties and such parties do not effectively address such constraints, any such non-compliance may cause the Company to suffer the material adverse consequences described above. Although the Investment Manager will endeavor to ascertain that such parties have adopted and implemented policies and procedures reasonably designed to prevent violation of the federal securities laws by the Company and will monitor compliance with such policies and procedures, there can be no assurance that such parties will comply with such polices and procedures.

A failure on our part to maintain our qualification as a BDC would significantly reduce our operating flexibility.

If we elect to be governed as a BDC but then fail to continuously qualify as a BDC, we might be subject to regulation as a closed-end investment company under the 1940 Act, which would significantly decrease our operating flexibility. In addition, failure to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us.

We will be subject to corporate-level income tax if we fail to qualify as a RIC.

If we qualify to be treated as a RIC, we are generally not required to pay corporate-level federal income taxes on income and gains distributed to our stockholders as dividends. We will not qualify for this pass-through tax treatment, and thus will be subject to corporate-level federal income taxes, if we are unable to comply with the source of income, diversification or distribution requirements contained in Subchapter M of the Code or if we fail to maintain our election to be regulated as a BDC under the 1940 Act. For example, the status of certain forms of income we receive could be subject to different interpretations under the Code and might be characterized as non-qualifying income that could hinder our ability to satisfy the source of income requirement.

We will satisfy the annual distribution requirement for a RIC if we distribute at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our stockholders on an annual basis. To the extent we use debt financing, we are subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making the distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources to make such distributions, we may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax.

The source of income requirement is satisfied if at least 90% of our gross income is derived from interest, dividends, payments with respect to securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in such stock, securities, or currencies, or net income derived from an interest in a qualified publicly traded partnership. To qualify as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter.

To meet these income-source, diversification or distribution requirements, we may (i) dispose of investments before we would otherwise and at prices lower than could be obtained in a more orderly sale and (ii) incur debt that we would not otherwise incur. Either of these remedies could adversely affect our performance.

If we were to fail to qualify for the federal income tax benefits allowable to RICs for any reason and become subject to corporate-level income tax, the resulting taxes could substantially reduce our net assets, the amount of income available for distribution to our stockholders, and the actual amount of our distributions. Such a failure would have a material adverse effect on us, the net asset value of our common stock and the total return, if any, obtainable from your investment in our common stock.

There is a risk that you may not receive distributions or that our distributions may not grow over time.

As a BDC and a RIC, we would expect to make distributions to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make or maintain specified levels of cash distributions or year-to-year increases in cash distributions. In addition, due to the asset coverage test that would be applicable to us as a BDC, we may be limited in our ability to make distributions. Further, if we invest a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for distribution.

After we elect to be governed as a BDC and as a RIC, we may have difficulty paying our required distributions if we recognize income before or without receiving cash in respect of such income.

In accordance with federal income tax law, we are required to include in income certain amounts that we have not yet received in cash, such as contracted payment-in-kind interest, which represents contractual interest added to the loan balance and due at the end of the loan term. In addition to the cash yields received on our loans, in some instances, certain loans may also include any of the following: end of term payments, exit fees, balloon payment fees or prepayment fees. The increases in loan balances as a result of contracted payment-in-kind arrangements are included in income for the period in which such payment-in-kind interest was received, which is often in advance of receiving cash payment, and are separately identified on our statements of cash flows. We also may be required to include in income certain other amounts that we will not receive in cash. Any warrants that we receive in connection with our debt investments will generally be valued as part of the negotiation process with the particular portfolio company. As a result, a portion of the aggregate purchase price for the debt investments and warrants will be allocated to the warrants that we receive. This will generally result in “original issue discount” on the debt instrument for tax purposes, which we must recognize as ordinary income, increasing the amounts we are required to distribute to qualify for the federal income tax benefits applicable to RICs. It is possible that the original issue discount may be significant. Because these warrants would not be accompanied by cash, we would need to obtain cash from other sources to satisfy such distribution requirements. If we are unable to do so, we may fail to qualify for the federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level income tax on all our income.

Other features of the debt instruments that we hold may also cause such instruments to generate original issue discount, resulting in a dividend distribution requirement in excess of current cash interest received. Because in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the distribution requirement necessary to qualify for RIC treatment. Accordingly, we may have to sell some of our assets, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements and avoid tax.

That part of the incentive fee payable by us that relates to our net investment income is computed and paid on income that may include interest that has been accrued but not yet received in cash. If a portfolio company defaults on a loan that is structured to provide accrued interest, it is possible that accrued interest previously used in the calculation of the incentive fee will become uncollectible. In such case, the Investment Manager is not obligated to reimburse us for any incentive fees received even if the Company subsequently recognizes losses or never receives in cash any of the income that was previously accrued.

Regulations governing our operation after we elect to be governed as a BDC and RIC will affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.

As a result of the annual distribution requirement to qualify as a RIC and certain limitations on reinvestment under the 1940 Act, we will need, upon our election to be governed as a BDC and a RIC, to periodically access the capital markets to raise cash to fund new investments. We may issue “senior securities,” including borrowing money from banks or other financial institutions only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such incurrence or issuance. Our ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit the Company’s investment opportunities and reduce its ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. As a BDC, therefore, we may need to issue equity more frequently than our privately-owned competitors, which may lead to greater stockholder dilution.

Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

We expect to borrow for investment purposes. We cannot assure you that we will be able to finalize and maintain the commitment for our anticipated facility or obtain another source of debt financing at all or on terms acceptable to us. Moreover, if the value of our assets declines, we may be unable to satisfy the asset coverage test, which would prohibit us from paying dividends and could prevent us from qualifying as a RIC. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.

After we elect to be governed as a BDC, we will not generally be able to issue and sell our common stock at a price below net asset value per share, which may be a disadvantage as compared with other public companies. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the current net asset value of the common stock if our Board of Directors and members of our Board of Directors who are not interested persons, as such term is defined in the 1940 Act, referred to as the “independent directors”, determine that such sale is in our best interests and the best interests of our stockholders, and our stockholders as well as those stockholders that are not affiliated with us approve such sale. In any such case, except in connection with rights offerings or with stockholder approval, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such securities (less any underwriting commission or discount). If our common stock trades at a discount to net asset value, this restriction could adversely affect our ability to raise capital.

We may also make rights offerings to our stockholders at prices less than net asset value, subject to applicable requirements of the 1940 Act. If we raise additional funds by issuing more shares of our common stock or issuing senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders may decline at that time and such stockholders may experience dilution. Moreover, we can offer no assurance that we will be able to issue and sell additional equity securities in the future, on favorable terms or at all.

In addition, we may in the future seek to securitize our investments to generate cash for funding new investments. An inability to successfully securitize our loan portfolio could limit our ability to grow our business or fully execute our business strategy and may decrease our earnings, if any. The securitization market is subject to changing market conditions and we may not be able to access this market when we would otherwise deem appropriate. Moreover, the successful securitization of our portfolio might expose us to losses as the residual investments in which we do not sell interests will tend to be those that are riskier and more apt to generate losses. The 1940 Act may also impose restrictions on the structure of any securitization.

Our ability to enter into transactions with our affiliates will be restricted.

Following our election to be governed as a BDC, we will be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors and independent directors who, in each case, have no financial interest in the transaction, or in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and, if this is the only reason such person is our affiliate, we will generally be prohibited from buying any security from or selling any security to such affiliate, absent the prior approval of such directors. The 1940 Act also prohibits “joint” transactions with an affiliate, which could include investments in the same portfolio company (whether at the same or different times), without approval of our independent directors or in some cases the prior approval of the SEC. Moreover, we will be prohibited from buying any security from or selling any security to a holder of more than 25% of our voting securities, including our current equityholders, absent prior approval of the SEC.

Taxes paid by us will reduce the funds otherwise available for use in our operations or for distribution to our stockholders.

If we qualify as a RIC under Subchapter M of the Code and satisfy the annual distribution requirement, we will not be required to pay corporate-level federal income tax on any ordinary income or capital gains (whether short-term or long-term in character) distributed to our stockholders. We will, however, be required to pay corporate-level federal income tax on any such ordinary income or capital gains not distributed to our stockholders. In addition, even if we satisfy the annual distribution requirement, we would be subject to a 4% excise tax if we fail to distribute in a timely manner an amount at least equal to the sum of (i) 98% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year, and (iii) any income realized, but not distributed, in prior years. For this purpose, however, any ordinary income or capital gain net income retained by the Company that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year-end. Any such corporate-level federal income tax or excise tax paid by us will not be deductible by us or our stockholders and will reduce the funds otherwise available to us for use in our operations or for distribution to our stockholders.

Distributions necessary to maintain RIC status and avoid additional taxes would reduce the funds available for operations.

In order to obtain the benefits of RIC treatment under Subchapter M of the Code, we must, among other things, distribute annually at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses. In addition, in order to avoid or minimize our liability for corporate-level income tax and the 4% excise tax on amounts not distributed to our stockholders, we may make distributions to our stockholders in excess of the minimum amounts required to satisfy the annual distribution requirement. Any amounts distributed by us will not be available to us to fund investments or otherwise to use in our operations. If we fail to obtain funds from other sources, our ability to grow could be limited, which could have a material adverse effect on the value of our common stock.

Because there is generally no established market in which to value our loans and warrants, our Board of Directors’ determination of their values may differ materially from the values that a ready market or third party would attribute to them.

Following our election to be governed as a BDC, under the 1940 Act, we will be required to carry our investments at market value or, if there is no readily ascertainable market value, at fair value as determined in good faith by our Board. Because there is typically no public market for the investments of our portfolio companies, these investments will be valued monthly at fair value as determined in good faith pursuant to policies and procedures approved by our Board of Directors. However, we may be required to value our investments more frequently to reflect significant events affecting the value of the portfolio. Intra-quarter valuations will be made by the Investment Manager pursuant to authority delegated to it by the Board and the Investment Manager will inform the Board of Directors, or its designee, of any material changes to the valuation of the portfolio as soon as practicable thereafter. For additional information regarding the valuation procedures applicable to our investments, see the disclosure contained elsewhere in this Registration Statement under the caption “Business–Valuation Procedures.” However, because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. These factors could make it more difficult for investors to value accurately the Company’s investments and could lead to under-valuation or over-valuation of our common stock.

A portion of our distributions as a RIC might be treated by the IRS as a return of capital.

RICs are subject to income tax on the net built-in gain recognized from property received from C corporations or partnerships with C corporation partners (to the extent such net built-in gains is allocable to the C corporation partners) if such gain is recognized within ten years of the receipt of such property, unless the transferor of such property elects to recognize such net built-in gain upon its transfer to the RIC under section 337(d) of the Code (the “337(d) Election”). We received property with net built-in gains from a partnership with partners that are themselves partnerships that have C corporation partners. To protect us against income tax on the recognition of such net built-in gains, the partnership transferring property to us filed a 337(d) Election to recognize such net built-in gains upon its transfer to us. However, because it is unclear whether these rules regarding the taxation of net built-in gain apply to net built-in gain of partnerships that is allocable to partners that are themselves partnerships with C corporation partners, we intend not to adjust the tax basis of the property received from our partnership transferor even though the partnership will make a 337(d) Election. As a result, when we sell or exchange this transferred property, we plan to report either more gain or less loss than we would recognize if we adjusted the basis of this property as would be required were the 337(d) Election be determined to apply. If the 337(d) Elections are determined to be applicable, a portion of our distributions will be treated as a return of capital to the extent attributable to the net gain we should not have recognized by reason of the basis adjustment resulting from such 337(d) Election.

Additional withholding tax may apply to some investors unless the current favorable tax treatment is extended.

Under current law, long-term capital gain dividends, interest-related dividends and short-term capital gain dividends distributed to non-U.S. persons are generally not subject to U.S. income tax. However, this favorable tax treatment for interest-related dividends and short-term capital gain dividends is scheduled to expire for our tax years beginning after 2007. If this favorable treatment for interest-related dividends and short-term capital gain dividends is not extended, any dividend paid to a non-U.S. person and not designated as a long-term capital gain dividend will generally be subject to 30% U.S. withholding tax unless a lower tax rate applies under a tax treaty. At this time, it is unclear whether this favorable tax treatment for interest-related dividends and short-term capital gain dividends will be extended. If this treatment is not extended, we may reorganize to become a partnership for tax purposes, which would result in our stockholders recognizing gain or loss on their investments in us and in their receiving materially different tax treatment.

The Company may be required to earmark a certain amount of its assets in connection with certain types of investments the Company may make.

To the extent that the Company makes investments pursuant to which the Company has a contingent liability, such as providing financing to a portfolio company under a revolving credit agreement, the SEC would require us as a BDC to earmark on our books liquid assets in an amount equal to our contingent commitment, which will be marked to market on a daily basis. Such liquid assets will likely earn yields substantially lower than the returns we may potentially receive from our other types of investments.

Risks Related to Our Investments.

Our investments may be risky, and you could lose all or part of your investment.

We invest in “high-yield” bonds and preferred securities and other instruments that are not investment grade. Investments in the lower rating categories are subject to greater risk of loss as to timely repayment of principal and timely payment of interest or dividends than higher-rated securities. They are also generally considered to be subject to greater risk than investments with higher ratings in the case of deterioration of general economic conditions. The yields and prices of lower-rated instruments may tend to fluctuate more than those of higher-rated ones.

In addition, adverse publicity and investor perceptions about lower-rated instruments, whether or not based on fundamental analysis, may be a contributing factor in a decrease in their value and liquidity.

High-yield instruments that are rated BB+ or lower by S&P or Ba1 or lower by Moody’s are often referred to in the financial press as “junk bonds” and may include instruments of issuers in default. “Junk bonds” are considered by the ratings agencies to be predominantly speculative and may involve major risk exposures such as: (i) vulnerability to economic downturns and changes in interest rates; (ii) sensitivity to adverse economic changes and corporate developments; (iii) redemption or call provisions which may be exercised at inopportune times; and (iv) difficulty in accurately valuing or disposing of such instruments.

We also invest in “distressed securities” — debt and equity securities, private claims and obligations of domestic and foreign entities which are experiencing significant financial or business difficulties. Investments in distressed securities involve a substantial degree of risk. Among the risks inherent in investments in entities experiencing significant financial or business difficulties is the fact that it frequently may be difficult to obtain information as to the true condition of such entities. The market prices of such instruments are also subject to abrupt and erratic market movements and above-average price volatility, and the spread between the bid and asked prices of such instruments may be greater than in other markets. Litigation sometimes arises with respect to distressed securities. Such litigation can be time-consuming and expensive, and can frequently lead to unpredicted delays or losses. The Company may lose a substantial portion or all of its investment in a distressed investment or may be required to accept cash or securities with a value less than the investment.

We also invest in other assets, including first and second lien loans, U.S. government securities, credit derivatives and other structured securities and certain direct equity investments. These investments entail additional risks that could adversely affect our investment returns. In addition, to the extent interest payments associated with such debt are deferred, such debt will be subject to greater fluctuations in value based on changes in interest rates, such debt could produce taxable income without a corresponding cash payment to us, and since we will generally not receive any cash prior to maturity of the debt, the investment will be of greater risk.

In addition, private middle-market companies in which we invest involve a number of significant risks, including:

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limited financial resources and being unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of realizing any guarantees obtained in connection with the investment;

•

shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

depending on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio companies and, in turn, on us;

•

less predictable operating results, and the fact that such companies may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and the Investment Manager may, in the ordinary course of business, be named as defendants in litigation arising from our investments in our portfolio companies;

•	difficulty accessing the capital markets to meet future capital needs; and

•	loss of status as an eligible portfolio company for purposes of the regulatory restrictions applicable to us as a BDC, in which case we may not be able to invest additional amounts in them.

When we invest in first and second lien senior loans or mezzanine debt, we may acquire warrants, options or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

The lack of liquidity in our investments may adversely affect our business.

We make investments in private or unlisted companies. A substantial portion of these securities may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than securities listed on a national securities exchange. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less value than the value at which we have previously recorded our investments. Moreover, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or the Investment Manager has or could be attributed with material non-public information regarding such business entity.

Control position investments may result in additional restrictions.

To the extent that we own a controlling stake in or we are deemed to be an affiliate of a particular company, it may be subject to certain additional securities laws restrictions that could affect both the liquidity of our interest and our ability to liquidate our interest without adversely impacting the stock price, including insider trading restrictions, the affiliate resale restrictions of Rule 144 under the U.S. Securities Act of 1933, as amended, referred to as the 1933 Act, and the disclosure requirements of Sections 13 and 16 of the Exchange Act. In addition, to the extent that affiliates of the Company or the Investment Manager are subject to such restrictions, the Company, by virtue of its affiliation with such entities, may be similarly restricted.

If the Company, alone or as part of a group acting together for certain purposes, becomes the beneficial owner of more than 10% of certain classes of securities of a U.S. public company or places a director on the board of directors of such a company, the Company may be subject to certain additional reporting requirements and to liability for short-swing profits under Section 16 of the Exchange Act.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of the collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might recharacterize our debt holding and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken if we actually render significant managerial assistance. Such claim, if successful, could have a material adverse effect on our business and results of operations.

An investment strategy focused primarily on privately-held companies presents certain challenges, including the lack of available information about these companies.

We invest primarily in privately-held companies. Generally, little public information exists about these companies, including typically a lack of audited financial statements and ratings by third parties. We must therefore rely on the ability of the Investment Manager’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. These companies and their financial information may not be subject to the Sarbanes-Oxley Act of 2002, referred to as the Sarbanes-Oxley Act, and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. These factors could affect our investment returns.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies usually have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share any distributions on an equal basis with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Investments in equity securities involve a substantial degree of risk.

We purchase equity investments, such as common or preferred shares or interests, including convertible preferred shares or interests in corporations, limited partnerships or limited liability companies. Although equity securities have historically generated higher average total returns than fixed-income securities over the long term, equity securities also have experienced significantly more volatility in those returns and in recent years have significantly underperformed relative to fixed-income securities. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on our portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

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any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of indebtedness or securities ranking senior to ours in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of our portfolio companies. Even if the portfolio companies are successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can sell our equity investments. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell.

There are special risks associated with investing in preferred securities, including:

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preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is

•	deferring its distributions, we may be required to report income for tax purposes even though we have not received any cash payments in respect of such income;

•	preferred securities are subordinated debt in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common securities or U.S. government securities; and

•	preferred security holders generally have no voting rights with respect to the issuing company, subject to limited exceptions.

Our investments in securities other than equity and debt securities may bear different or additional risks.

Asset-Backed Securities. The Company may invest in asset-backed securities, which are subject to interest rate risk and prepayment risk. Certain asset-backed securities may be subject to additional risks to the extent that they do not have the benefit of a security interest in the related collateral. Each type of asset-backed security also entails unique risks depending on the type of assets involved and the legal structure used. For example, credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. In addition, asset-backed securities are subject to pre-payment risk in environments where interest rates are decreasing. Asset-backed securities are also subject to credit risk.

Structured Finance Securities. The Company may invest in structured finance securities such as, for example, equipment trust certificates, collateralized mortgage obligations, collateralized debt obligations, collateralized bond obligations, collateralized loan obligations or similar instruments. Structured finance securities may present risks similar to those of the other types of investments in which we may invest and, in fact, such risks may be of greater significance in the case of structured finance securities. Moreover, investing in structured finance securities may entail a variety of unique risks. Among other risks, structured finance securities may be subject to prepayment risk. In addition, the performance of a structured finance security will be affected by a variety of factors, including its priority in the capital structure of the issuer thereof, the availability of any credit enhancement, the level and timing of payments and recoveries on and the characteristics of the underlying receivables, loans or other assets that are being securitized, the remoteness of those assets from the originator or transferor, the adequacy of and ability to realize upon any related collateral and the capability of the party servicing the securitized assets.

Loan Participations and Assignments. The Company invests in corporate loans acquired through assignment or participations. In purchasing participations, we will usually have a contractual relationship only with the selling institution, and not the borrower. We generally will have no right directly to enforce compliance by the borrower with the terms of the loan agreement, nor any rights of set-off against the borrower, nor will we have the right to object to certain changes to the loan agreement agreed to by the selling institution. We may not directly benefit from the collateral supporting the related secured loan and may not be subject to any rights of set-off the borrower has against the selling institution. In addition, in the event of the insolvency of the selling institution, under the laws of the United States and the states thereof, we may be treated as a general creditor of such selling institution, and may not have any exclusive or senior claim with respect to the selling institution’s interest in, or the collateral with respect to, the secured loan. Consequently, we may be subject to the credit risk of the selling institution as well as of the borrower. Certain loans or loan participations may be governed by the laws of a jurisdiction other than a United States jurisdiction, which may present additional risks as regards the characterization under such laws of such participation in the event of the insolvency of the selling institution or the borrower.

Credit Derivatives. We may invest in credit derivatives. Credit derivatives are contracts that transfer price, spread or default risks of debt and other instruments from one party to another. Such instruments may include one or more debtors. Payments under credit derivatives may be made during the exercise period of the contracts. Payments under many credit derivatives are triggered by credit events such as bankruptcy, default, restructuring, failure to pay, cross default or acceleration. Such payments may be for notional amounts, actual losses or amounts determined by formula.

The market for credit derivatives is relatively illiquid, and there are considerable risks that may make it difficult either to buy or to sell the contracts as needed or at reasonable prices. The buyers of credit derivatives carry the risk of non-performance by the seller due to inability to pay. There are also risks with respect to credit derivatives in determining whether an event will trigger payment under the derivative and whether such payment will offset the loss or payment due under another instrument. In the past, buyers and sellers of credit derivatives have found that a trigger event in one contract may not match the trigger event in another contract, exposing the buyer or the seller to further risk. The value of this type of instrument depends largely upon price movements in the underlying asset. Therefore, many of the risks applicable to trading the underlying asset are also applicable to trading derivatives related to such asset. However, there are a number of other risks associated with derivatives trading. For example, because many derivatives provide significantly more market exposure than the money paid or deposited when the transaction is entered into, a relatively small adverse market movement can not only result in the loss of the entire investment, but may also expose the Company to the possibility of a loss exceeding the original amount invested or deposited. There can be no assurance that derivatives that the Company wishes to acquire will be available at any particular times, at satisfactory terms or at all.

Credit Default Swaps. A particular type of credit derivative that we intend to use is a credit default swap. We may enter into credit default swaps as a “buyer.” The “buyer” in a credit default contract is obligated to pay the

“seller” a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event with respect to an underlying reference obligation. Generally, a credit event means bankruptcy, failure to pay, obligation acceleration or modified restructuring. If a credit event occurs, the “seller” typically must pay the contingent payment to the “buyer,” which is typically the full notional value of the reference obligation. The contingent payment may be payment of the face amount of the obligation in return for physical delivery of the reference obligation or cash settlement of the difference between the face amount of the obligation and its market value. Thus, if a credit event occurs, the Company should receive the full notional value of the underlying reference obligation. If no credit event occurs we may incur losses and if the market value of the underlying position increases, we may incur significant losses. The “buyer” of credit default swaps may also incur a loss if the “seller” fails to perform on its obligation should a credit event occur. In certain circumstances, the “buyer” can receive the notional value of a credit default swap only by delivering a physical security to the “seller,” and is at risk if deliverable securities are unavailable or illiquid.

The Company may also enter into credit default swaps as a “seller.” To the extent the credit default swap contains inherent leverage, it involves greater risks than if we had invested in the reference obligation directly. If a credit event were to occur, the value of the reference obligation received by the “seller,” coupled with the periodic payments previously received, may be less than the full notional value it pays to the “buyer,” resulting in a loss of value to the Company. The seller of credit default swaps may also incur a loss if the “buyer” fails to perform on its obligation to make payments under the swap agreements.

Derivative Financial Instruments and Techniques. We may also invest in derivative financial instruments. The risks posed by such instruments and techniques, which can be extremely complex and may involve leveraging our assets, include: (1) credit risks (the exposure to the possibility of loss resulting from a counterparty’s failure to meet its financial obligations); (2) market risk (adverse movements in the price of a financial asset); (3) legal risks (the characterization of a transaction or a party’s legal capacity to enter into it could render the financial contract unenforceable, and the insolvency or bankruptcy of a counterparty could preempt otherwise enforceable contract rights); (4) operations risk (inadequate controls, deficient procedures, human error, system failure or fraud); (5) documentation risk (exposure to losses resulting from inadequate documentation); (6) liquidity risk (exposure to losses created by inability to prematurely terminate the derivative); (7) system risk (the risk that financial difficulties in one institution or a major market disruption will cause uncontrollable financial harm to the financial system); (8) concentration risk (exposure to losses from the concentration of closely related risks such as exposure to a particular industry or exposure linked to a particular entity); and (9) settlement risk (the risk faced when one party to a transaction has performed its obligations under a contract but has not yet received value from its counterparty).

The use of derivatives and other techniques such as short sales for hedging purposes involves certain additional risks, including (i) dependence on the ability to predict movements in the price of the securities hedged; (ii) imperfect correlation between movements in the securities on which the derivative is based and movements in the assets of the underlying portfolio; and (iii) possible impediments to effective portfolio management or the ability to meet short-term obligations because of the percentage of a portfolio’s assets segregated to cover its obligations. In addition, by hedging a particular position, any potential gain from an increase in value of such position may be limited.

Synthetic Securities. In addition to credit risks associated with holding non-investment grade loans and high yield debt securities, with respect to synthetic securities, the Company will usually have a contractual relationship only with the counterparty of such synthetic securities, and not the Reference Obligor (as defined below) on the Reference Obligation (as defined below). We generally will have no right to directly enforce compliance by the Reference Obligor with the terms of the Reference Obligation nor any rights of offset against the Reference Obligor, nor have any voting rights with respect to the Reference Obligation. The Company will not benefit directly from the collateral supporting the Reference Obligation or have the benefit of the remedies that would normally be available to a holder of such Reference Obligation. In addition, in the event of insolvency of the counterparty, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the credit risk of the counterparty as well as that of the Reference Obligor. As a result, concentrations of synthetic securities in any one counterparty subject the notes to an additional degree of risk with respect to defaults by such counterparty as well as by the Reference Obligor. The Investment Manager will not normally perform independent credit analyses of the counterparties, any such counterparty or an entity guaranteeing such counterparty, individually or in the aggregate. A “Reference Obligor” is the obligor on a Reference Obligation. A “Reference Obligation” is the debt security or other obligation upon which the synthetic security is based.

Options. We may invest in options. The purchase or sale of an option involves the payment or receipt of a premium by the investor and the corresponding right or obligation, as the case may be, to either purchase or sell the underlying security, commodity or other instrument for a specific price at a certain time or during a certain period. Purchasing options involves the risk that the underlying instrument will not change price in the manner expected, so that the investor loses its premium. Selling options involves potentially greater risk because the investor is exposed to the extent of the actual price movement in the underlying security rather than only the premium payment received (which could result in a potentially unlimited loss). Over-the-counter options also involve counterparty solvency risk.

Short Sales. Short sales can, in certain circumstances, substantially increase the impact of adverse price movements on the Company’s portfolio. A short sale involves the risk of a theoretically unlimited increase in the market price of the particular investment sold short, which could result in an inability to cover the short position and a theoretically unlimited loss. There can be no assurance that securities necessary to cover a short position will be available for purchase. In addition, the 1940 Act requires us to designate liquid assets to cover any short sales on a basis (expressed as a ratio) of 1:1.

Any incentive fee payable to the Investment Manager may induce the Investment Manager to make certain investments, including speculative investments.

The Advisers Act permits an external investment adviser to a BDC to receive an incentive fee. If we were to pay an incentive fee to the Investment Manager following our election to be governed as a BDC, it may create an incentive for the Investment Manager to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement. An incentive fee payable to the Investment Manager may encourage the Investment Manager to incur indebtedness or issue other senior securities to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor the holders of our common stock. In addition, under the Advisers Act, an external investment adviser to a BDC may receive an incentive fee based, in part, upon realized capital gains for each calendar year computed net of all realized capital losses and unrealized capital depreciation. Any such incentive fee may induce the Investment Manager to invest more in investments that are likely to result in capital gains as compared to income-producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns.

In addition, if market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for the Investment Manager to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income.

Any investments in foreign issuers may involve significant risks in addition to the risks inherent in U.S. investments.

Although most of our investments will be U.S. dollar-denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that we will fully hedge against these risks or that such strategies will be effective.

Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

We may expose ourselves to risks by engaging in hedging transactions.

By engaging in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to correctly predict movements, currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

There can be no assurances that a particular hedge is appropriate, or that a certain risk is measured properly. Further, while we may enter into hedging transactions to seek to reduce risk, such transactions may result in poorer overall performance and increased (rather than reduced) risk for the Company than if we did not engage in any such hedging transactions. Moreover, we will always be exposed to certain risks that cannot be completely hedged, such as credit risk (relating both to particular securities and counterparties). In addition, we may choose not to enter into hedging transactions with respect to some or all of our positions.

We may not be in a position to control our portfolio companies.

We anticipate making both debt and minority equity investments in our portfolio companies. Even though we may have board representation or board observation rights with certain of our portfolio companies and even though our debt agreements with such companies may contain restrictive covenants, we may not control such companies. In light of our lack of control, we may be subject to the risk that our portfolio companies may make business decisions with which we disagree, and the stockholders and management of such companies may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.

Upon our conversion to a Delaware corporation, our Board of Directors may change our operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.

Upon our conversion to a Delaware corporation, our Board of Directors will have the authority to modify or waive our operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our common stock. However, the effects might be adverse, which could negatively impact our ability to pay dividends and cause you to lose all or part of your investment.

We may not have sufficient funds to make follow-on investments. Our decision not to make a follow-on investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us.

After our initial investment in a portfolio company, we may be called upon from time to time to provide additional funds to such company or have the opportunity to increase our investment in a successful situation by, among other things, making a follow-on investment or exercising a warrant to purchase common stock. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Any decision not to make a follow-on investment or any inability on our part to make such an investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for us to increase our participation in a successful operation and may dilute our equity interest or reduce the expected yield on our investment.

Risks Relating to an Investment in our Equity.

Investing in our securities may involve an above-average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive, and therefore, an investment in our securities may not be suitable for someone with a low risk tolerance.

Due to the lack of liquidity of our equity, you may not be able to sell your investment in us if the need arises or you may realize significantly less from a sale than our net asset value per Unit.

There is currently no public trading market for our equity. Our Units are not freely transferable at this time and holders do not have the right to redeem their Units. The lack of liquidity of our equity may make it difficult for you to sell your Units if the need arises. In addition, if you need to dispose of your Units, you may realize significantly less than our net asset value per Unit. Our Units should be regarded as a long-term investment.

Our two current equityholders and our Investment Manager currently have a significant influence over our management and affairs.

Our Units are currently held by only two equityholders, both of which are managed by the Investment Manager. To the extent that these two equityholders continue to hold a significant percentage of our Units, they may be able to exert influence over our management and policies and control certain votes requiring equityholder approval. This concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of the Company, could deprive our equityholders of an opportunity to receive a premium for their equity interests as part of a sale of the Company and might ultimately affect the market price of our equity. Our two initial equityholders may be limited in their ability to make additional investments in the Company and may, as a result, have their ownership percentage diluted over time. The Investment Manager has the authority to vote securities held by our two controlling equityholders, including on matters that may present a conflict of interest between the Investment Manager and other equityholders.

Provisions of our governing documents and the Delaware General Corporation Law could deter takeover attempts and have an adverse impact on the price of our equity.

Upon our expected conversion to a corporation, we expect our certificate of incorporation and bylaws to contain provisions that, along with the certain provisions of the Delaware General Corporation Law, may have the effect of discouraging, delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our equityholders or otherwise be in their best interest.

Item 2. Financial Information.

Selected Financial Data.

The following selected financial and other data are for the period from April 1, 2006 (commencement of operations) through October 31, 2006 and as of October 31, 2006 are derived from our unaudited financial statements. The data should be read in conjunction with our financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this Registration Statement.

For the Period April 1, 2006 (Commencement of Operations) to October 31, 2006
Operating Data:
Total Investment Income	$11,679,834
Total Expenses	1,242,654

Net Investment Income	10,437,180

Net Realized and Unrealized Gain on Investments	22,410,043

Net Increase in Net Assets Resulting from Operations	$32,847,223

Balance Sheet Data:
Total Assets	$909,287,293
Total Debt	$219,771,323
Total Net Assets	$689,515,970

Other Data:
Number of Portfolio Companies at Period End (a)	76

(a)	Securities of 15 portfolio companies included in this figure are held by 12 subsidiaries that are wholly-owned but are not consolidated under accounting principles generally accepted in the United States of America. Wholly-owned subsidiaries that are not consolidated are also included in the portfolio company figure.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The information contained in this section should be read in conjunction with the Selected Financial and Other Data and our financial statements and notes thereto appearing elsewhere in this Registration Statement.

Certain statements in this Registration Statement that relate to estimates or expectations of our future performance or financial condition may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should” and “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements, as such statements are accurate only on the date they are made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC.

OVERVIEW.

The Company is an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. The Company commenced operations on April 1, 2006.

The Company engaged the Investment Manager under the terms of the Investment Management Agreement to manage and invest the Company’s assets.

The Company appointed Spectrum Global Fund Administration LLC and Spectrum Global Fund Administration (Cayman) (together, the “Fund Accountant”), as the external accounting administrator of the Company under an Administrative Services Agreement dated June 19, 2006. The Fund Accountant performs various administrative services for the Company.

The Company has two equityholders, PSSMF and PDMF. A substantial number of direct loans and investments previously owned by PSSMF were transferred during the period April 1, 2006 to October 1, 2006 by PSSMF to the Company, as capital contributions into the Company in exchange for Units of limited liability interest of the Company. These transfers occurred at PSSMF’s then applicable valuation without brokerage fees or commissions. We also purchased assets from PSSMF for cash. For more details regarding these transfers, see “Business–Operations of the Company–Financial Condition, Liquidity, and Capital Resources.”

From July 1, 2006 through October 2, 2006, the Company also increased its capital through the cash received from subscriptions by new investors in its other current equityholder, PDMF. PDMF has invested substantially all of its assets in the Company.

The value of each equityholder’s interest in the Company as of October 31, 2006 is as follows:

	Ownership
Plainfield Special Situations Master Fund (PSSMF)	$454,791,159	66%
Plainfield Direct Master Fund (PDMF)	234,724,811	34%

Total Net Assets	$689,515,970

Investments.

The Company expects to make an election to be governed as a BDC under the 1940 Act which will place certain limitations on the investments we can hold in our portfolio. The Company’s investment objective is to provide a combination of current income and capital appreciation. We invest primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located primarily in the United States.

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Occasionally this approach can include options, warrants, credit derivatives, high-yield bonds, trade claims, distressed debt and structured securities. While our focus is to generate current income through these investments, we also seek capital appreciation. We anticipate that our investments will be in newly-negotiated transactions as well as in assets acquired in the secondary market. The Company may also invest opportunistically in other types of investments, including securities and derivatives of public companies.

The Company intends to hedge against fluctuations in (i) interest rates, (ii) currencies, where applicable (iii) general levels of equity markets, and (iv) general levels of high yield and investment grade corporate bond spreads. The Investment Manager invests in a variety of derivative instruments and utilize a number of strategies for hedging and other strategic investment purposes.

Revenue.

The Company generates revenue in the form of interest payments on the debt it holds, dividends on preferred and common equity interests it holds, and capital gains on warrants and other debt or equity interests that it acquires in portfolio companies. The Company expects its portfolio of debt instruments to have maturities of one to ten years and to bear interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities will be payable generally monthly, quarterly or semi-annually. In some cases, cash interest payments will be deferred for several years and the principal amount of the debt securities and any accrued but unpaid interest will generally become due at the maturity date. In addition, the Company may generate revenue in the form of commitment, origination, structuring, due diligence or monitoring fees and prepayment penalties. Any such fees will be generated in connection with the Company’s investments and recognized as earned, typically over the life of the related investment.

Expenses.

The Investment Manager currently renders its services to the Company at its own expense, including the following overhead expenses: office rent; utilities; furniture and fixtures; stationery; secretarial and internal administrative services; salaries; employee entertainment expenses; employee insurance and payroll taxes. In connection with our anticipated election to be governed as a BDC, we propose to enter into an Administrative Services Agreement and a new Investment Management Agreement, each with the Investment Manager. The allocation of expenses between the Investment Manager and us may change as a result of these new agreements. The expenses charged or allocable to the Company pursuant to the Administrative Services Agreement would need to receive initial approval, and would be subject to ongoing approval, by our Board of Directors, and those charged or allocable by the Investment Manager pursuant to the new Investment Management Agreement would need to receive initial stockholder and Board approval and would be subject to ongoing Board approval. For additional information on this Administrative Services Agreement and new Investment Management Agreement, see the disclosure contained elsewhere in this Registration Statement under the caption “—Certain Relationships and Related Transactions.”

The Company’s primary operating expenses currently include interest expense and fees payable on any debt incurred by the Company to finance its investments and fees paid to its outside legal, auditing, valuation and accounting administration providers.

CRITICAL ACCOUNTING POLICIES.

Valuation of Investments.

Investments for which market quotations are readily available are valued at such market quotations. The Company does not adjust quoted prices for blockage factors when valuing financial instruments in accordance with the Financial Accounting Standards Board’s SFAS 157, Fair Value Measurements.

With respect to investments for which market quotations are not readily available, the Investment Manager currently undertakes a multi-step valuation process. The Investment Manager performs a valuation review on a monthly basis, which includes the update of internal models and review of any material events impacting the portfolio. In addition, on a quarterly basis, an independent valuation firm currently reviews investments equal to or in excess of the lesser of (i) $4 million and (ii) 1% (one percent) of the Company’s net asset value.

Investments that are not publicly traded or whose market prices are not otherwise readily available, are valued at fair value as determined in good faith by the Investment Manager and, where appropriate, an independent valuation firm, under a valuation policy and a consistently applied valuation process.

For private securities, each investment is valued using comparisons of financial ratios of peer companies that are public. Where applicable, the value is then discounted to reflect the illiquid nature of the investment, as well as other factors such as the Company’s minority, non-control position. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company uses the pricing indicated by the external event to corroborate its valuation.

Other information that is used, where relevant, to value an investment may include analysis of the Company’s profitability, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, appraisals, cost or other factors.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had a ready market existed for such investments, and the differences could be material.

Our current valuation procedures are expected to be modified upon our anticipated election to be governed as a BDC.

Interest and Dividend Income Recognition.

Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis to the extent that such amounts are expected to be collected. Dividends are recorded on the ex-dividend date for common equity securities and on an accrual basis for preferred equity securities to the extent that such amounts are expected to be collected. The Company stops accruing for interest or dividend on its investments when there is reason to believe that interest is no longer collectible. If any cash is received after it is determined that interest is no longer collectible, we will treat the cash as payment on the principal balance until the entire principal balance has been repaid, before any interest income is recognized. Loan origination fees, original issue discount and market discount or premiums are capitalized and then amortized or accreted as interest income over the life of the respective security. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortizations of premium on bonds. Upon any prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income.

Realized Gains and Losses.

The Company measures realized gains or losses as the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Realized gains and losses on security transactions are determined on the “First In, First Out” method.

PORTFOLIO AND INVESTMENT ACTIVITY.

For the period from April 1, 2006 (the commencement of our operations) to October 31, 2006, PSSMF made capital contributions of $250.8 million in loans and investments and $175.5 million in cash and PDMF made a capital contribution of $231.9 million in cash to the Company. For more details about these asset contributions, please see “—Financial Condition, Liquidity and Capital Resources.”

Investments and cash equivalents consisted of the following as of October 31, 2006:

	October 31, 2006
	Cost	Fair Value
Investments
1st Lien Debt	$192,338,172	$194,139,176
2nd Lien Debt	105,418,949	105,708,567
Unsecured / Subordinated Debt	27,227,983	29,571,395
Common Equity	61,941,254	64,675,455
Preferred Equity	21,997,287	22,105,114
Warrants	—	6,903,800
Investments in Affiliates	123,771,260	133,539,910
Derivatives	3,465,313	1,634,500

	$536,160,218	$558,277,917

Cash and Cash Equivalents	212,417,461	212,417,461
Collateral held at broker	69,225,262	69,225,262

Total	$817,802,941	$839,920,640

As of October 31, 2006, we believe that the weighted average yield of our debt and income-producing equity securities is approximately 11% (computed as annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by total income-producing equity securities and debt at fair value). As of October 31, 2006, the weighted yield on our entire portfolio was approximately 7%.

RESULTS OF OPERATIONS.

Operating results for the period from April 1, 2006 (the commencement of our operations) to October 31, 2006 were as follows:

Total Investment Income	$11,679,834
Total Expenses	1,242,654

Net Investment Income	10,437,180
Net Realized Gain	3,444,101
Net Unrealized Gain	18,965,942
Net Increase in Net Assets Resulting from Operations	$32,847,223

Investment Income.

For the period from April 1, 2006 (the commencement of our operations) to October 31, 2006, total investment income was approximately $11.7 million which consisted of approximately $9.3 million in interest income from investments, and approximately $2.4 million in interest income from cash and cash equivalents.

Expenses.

For the period from April 1, 2006 (the commencement of our operations) to October 31, 2006, total expenses incurred were approximately $1.2 million, which consisted primarily of organizational costs, professional fees, accounting administration costs and research and pricing fees.

Net Unrealized Appreciation on Investments.

For the period from April 1, 2006 (the commencement of our operations) to October 31, 2006, the Company’s investments had an increase in net unrealized appreciation of approximately $19 million, which primarily related to the increase in unrealized appreciation for the Company’s investment in Transload America, Solidus and Solsil.

Net Realized Gains/Losses.

During the period from April 1, 2006 (the commencement of our operations) to October 31, 2006, the Company had approximately $3.4 million of net realized gains.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES.

Capital.

The Company is an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. We commenced operations on April 1, 2006.

As of October 31, 2006, the Company had two equityholders, PSSMF, the larger equityholder, and PDMF. Both equityholders are externally managed by the Investment Manager.

During the period April 1, 2006 (commencement of our operations) to October 2, 2006, a substantial number of direct loans and investments previously owned by PSSMF, together with $175,542,114 in cash, were transferred by PSSMF to the Company as equity capital contributions. These transfers occurred at PSSMF’s then applicable valuation without brokerage fees or commissions. From July 1, 2006 through October 2, 2006, the Company also increased its capital through cash subscriptions of $231,930,000 by new investors in PDMF, our other current equityholder. The Company has been closed to investors since October 2, 2006.

As of October 31, 2006, PSSMF owned approximately 66% of our equity interest while PDMF owned approximately 34% of our equity interest.

Financing.

As part of its investment strategy, the Company utilizes leverage. Through use of leverage, the Company hopes to earn a rate of return on the investments it holds that is greater than the Company’s cost of borrowing.

The Company may borrow on a secured or unsecured basis for any purpose and intends to make extensive use of borrowed funds and other forms of leverage in its investment activities. Such leverage fluctuates depending on market conditions. The interest expense and other costs incurred in connection with such borrowing may not be recovered by appreciation in the investments purchased or carried.

As of October 31, 2006, the Company’s sole method of raising debt financing has been through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company.

Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is that the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment-grade ratings.

The swaps are marked to market and an unrealized gain (loss) is recorded at each valuation date. The Company records a realized gain (loss) when a reference asset is sold. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous executing and transaction costs, over swap financing fees paid to the Company.

As of October 31, 2006, the Company receives the economic return on reference assets with an aggregate notional amount of $79,167,503 from two counterparties.

The Company has entered into swap agreements with certain counterparties (the “Swap Counterparties”). The swap agreements are executed under International Swaps and Derivatives Association, Inc. Master Agreements, as governed by New York State law. The Swap Counterparties provide up to three to four times leverage to the Company in purchasing reference assets for inclusion in the swap. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous execution and transaction costs, over swap financing fees paid to the Company.

The Company is in discussions with several large commercial and investment banks to establish a multi-year revolving credit facility collateralized by a lien on all or a substantial number of the Company’s assets. The Company anticipates a facility with a term of up to three years. Certain covenants customary to facilities of this type are expected, including, among others, industry and issuer concentration restrictions, periodic financial reporting, limitations on additional debt and liens, limitations on certain investments and minimum interest coverage.

OFF BALANCE SHEET ARRANGEMENTS.

Commitments and Contingencies.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience and knowledge of the Investment Manager, the Company expects the risk of loss to be remote.

The Company makes certain investments, including bank loans, structured loans and trade claims in which the Company is issued participation rights. These rights, and any corresponding unfunded obligations, underlying collateral agreements and financing arrangements, are based upon the Company’s pro-rata participation in, and/or funding of, such investments. At October 31, 2006, the Company had unfunded commitments of $40,036,250 pursuant to the terms of the participation in various revolving credit facilities.

Total Return Swaps.

As of October 31, 2006, the Company’s sole method of raising leverage was through the use of total return swaps. These swap agreements involve market returns and risk that may be in excess of the amount recognized in the accompanying consolidated financial statements due to future changes in the market values of the underlying financial instruments. As of October 31, 2006, the Company received the economic return on reference assets with an aggregate notional amount of $79,167,503. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and No. 138 (Accounting Standards Section D50), total return swaps are recorded at fair value and the underlying notional amount of reference assets is not recorded on the statement of assets and liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Nature of Investments.

The Company’s investment activities expose it to various types of market risk, which are associated with the financial instruments and markets in which it invests.

Loans have exposure to certain types of risk, including interest rate risk, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the issuer or the intermediary in the case of a participation. Loans are subject to prepayment risk, which affects the maturity of such investments. The market for loans is relatively illiquid, and, accordingly, secondary market purchases and sales thereof may be conducted in private transactions. Consequently, the liquidity of any loan investments will depend on the liquidity of these trading markets.

The value of collateral securing a loan investment may be equal to or less than the value of the loan that it secures. Accordingly, in the event of a default, the Company may incur a loss. In addition, up to 100% of the loan investments may not be secured by collateral. If a default occurs with respect to an unsecured loan, the Company’s remedies will be limited to those of general unsecured creditors and the market price of the loan will reflect such limited rights.

High yield securities are generally rated below investment grade. Mezzanine investments are typically unrated but generally are of comparable credit quality to high yield securities. High yield securities and mezzanine investments may be unsecured and are typically accompanied by a greater degree of credit risk and sensitivity to market movements than investments in higher rated securities. Many issuers of high yield and mezzanine debt are highly leveraged, and their relatively high level of debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations, thereby subjecting the Company to default risk.

The Company enters into swap agreements, which involve market risk that may be in excess of the amount recognized in the accompanying financial statements due to future changes in market values of the underlying financial instruments. Credit risks result from the potential inability of the counterparty to meet the terms of the contract.

Interest Rate Risk.

The Fund’s investments may be subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase. This risk is greater for long-term securities than for short-term securities.

As of October 31, 2006, approximately 38% of the debt investments at fair value in our portfolio were at fixed rates while approximately 62% were at variable rates.

The Company enters into interest rate swaps to hedge interest rate exposures. An interest rate swap is a contractual agreement entered into between two counterparties under which each agrees to make periodic payment to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, a series of payments calculated by applying a fixed rate of interest to a notional principal amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-for-floating interest rate swap.

As of October 31, 2006, the Company had two open fixed-for-floating interest rate swap contracts. Under these swaps, the Company pays a fixed rate of about 5.6% on a total notional amount of $35 million and receives a floating rate based on the three- month LIBOR rates. The effect of such contracts is to allow the Company to earn higher interest income in case interest rates increase.

While hedging activities may mitigate the Company’s exposure to adverse fluctuations in interest rates, these hedging transactions may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

Portfolio Valuation.

There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process. We specifically value each individual investment and record unrealized depreciation for an investment that we believe has become impaired including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of our debt or equity investment. We record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and/or our equity security has appreciated in value. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith by the Investment Manager may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.

Derivatives.

The Company uses derivatives as part of its investment strategy. Derivative holdings include listed futures and options contracts, as well as over-the-counter swap and option agreements based on equity, bonds and indices. The values take into effect the offsetting permitted under Financial Accounting Standards Board (FASB) Interpretation No. 39 and do not include the effects of collateral held or pledged.

The Company entered into credit default swap contracts during the period ended October 31, 2006. The buyer of a credit default swap is obligated to pay the seller a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event, with respect to an underlying reference obligation. Generally, a credit event means bankruptcy or failure to pay. If a credit event occurs, the seller typically must make a payment to the buyer, which is typically the par value (full notional value) of the reference obligation. The buyer, in exchange, must deliver, in the case of cash settlement, a payment, or alternatively, in the case of physical delivery, the reference obligation. If the Company is a buyer of the credit default swap and no credit event occurs, the Company may lose its payments and recover nothing. As a seller, the Company receives a fixed rate of income throughout the term of the contract, provided that no credit event occurs. If a credit event occurs, the Company may pay the buyer the full notional value of the reference obligation.

As of October 31, 2006, the Company had five open credit default swaps. The Company is the buyer on all of these swaps (receiving protection on a total notional amount of $90 million).

Credit default swaps involve greater risks than if the Company had invested in the reference obligations directly. In addition to general market risks, credit default swaps are subject to liquidity risk and counterparty credit risk. A buyer also may lose its investment and recover nothing should a credit event not occur. If a credit event did occur, the value of the reference obligation received by the seller, coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value.

The Company may purchase or write put and call options through exchanges and over-the-counter markets. The purchaser of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific security or currency at a specified price prior to or on a specified expiration date. The potential loss to the buyer of an option can be no greater than the initial premium paid for the contract, regardless of the performance of the underlying security or currency. In contrast, the writer of an option is exposed to the risk of loss if the market price of the underlying security declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer, but can lose a greater amount than the premium paid.

As of October 31, 2006, the Company had put options on $1.6 million worth of the S&P index. The S&P index is a capitalization weighted index of 500 stocks from a broad range of industries. The component stocks are weighted according to the total market value of their outstanding shares. An S&P index put option gives the holder the right to sell at a fixed stock price an underlying dollar value equal to the index level multiplied by $100. The amount of cash received upon exercise or at expiration depends on the settlement value of the S&P index in comparison to the strike price of the index option. The price of an index put will generally increase as the level of the S&P index decreases, and the Company has substantial profit potential tied to the strength of these decreases. These put options protect the Company from downside risks in case equity markets decline below the strike price, without limiting the Company’s ability to profit from any equity market increase.

Leverage.

As part of its investment strategy, the Company utilizes leverage. The concept of leveraging is based on the premise that the Company’s cost of borrowing will be at rates that normally will be lower than the rate of return earned on the investment it holds. While the use of leverage may increase the returns on equity capital invested in the Company, the use of leverage also increases the risk of loss of such capital.

Gains realized with borrowed funds may cause the Company’s net asset value to increase at a faster rate than would be the case without borrowings. If, however, investment results fail to cover the cost of borrowings, the Company’s net asset value could also decrease faster than if there had been no borrowings. In addition, unanticipated increases in applicable margin requirements could adversely affect the liquidity of the Company and therefore adversely affect the Company’s performance.

As of October 31, 2006, the Company’s sole method of raising leverage is through the use of total return swap agreements that are linked to the economic returns of reference asset portfolios. Due to the degree of leverage specified in the Company agreements, the swap agreements contain market risk in excess of the amount reflected on the statement of assets and liabilities. The notional amounts of the swap agreements represent the aggregate amount of reference assets included in the reference asset portfolios, of which part of the Company’s income is based. Other market risks include the possibility that there may be an illiquid market for the swap agreements or that a change in the value of the swap agreements may not directly correlate with changes in the value of the underlying reference assets.

Total return swaps subject the Company to two types of credit risk: (1) the risk that a counterparty will not be able to pass on the economic benefits of the underlying transaction; and (2) the risk that the underlying investment will not perform on the obligation. Credit risk is measured by the loss the Company would record if the swap counterparties failed to perform pursuant to the terms of their obligations under the swap agreements or the economic loss resulting from a default in the reference assets. To the extent that reference assets underlying the swap agreements include revolving debt agreements, the Company will have greater exposure to the risk of default to that reference asset through the swap agreements as additional amounts are drawn down. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the unrealized gains inherent in such transactions that are recognized in the statement of assets and liabilities.

Item 3. Properties.

We maintain our principal executive offices at 55 Railroad Avenue, Greenwich, CT 06830. We currently do not pay rent to the Investment Manager. We believe that our present facilities are adequate to meet our current needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

As a Delaware limited liability company, our Units of membership interest are currently owned by two members, PSSMF and PDMF. Their respective ownership of Units of membership interest is set forth below. Our anticipated conversion to a Delaware corporation will result in substantially identical relative ownership of our common stock by each of our current equityholders.

Title of Class	Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
Units of LLC Membership Interest	Plainfield Special Situation Master Fund Limited 55 Railroad Avenue Greenwich, CT 06830	Units	66%
Units of LLC Membership Interest	Plainfield Direct Master Fund Limited 55 Railroad Avenue Greenwich, CT 06830	Units	34%

*	Pursuant to the terms and provisions of the investment management agreements between the Investment Manager and each of PSSMF and PDMF, the Investment Manager has sole voting and investment power with respect to the Units of membership interest listed in the table. As such, the Investment Manager may be deemed to have beneficial ownership, as defined in the Exchange Act, of the equity interests. Max Holmes may also be deemed to have beneficial ownership of the equity interests because he is the Managing Member of and the majority owner of the Investment Manager. Mr. Holmes and the Investment Manager disclaim beneficial ownership of the equity interests, except to the extent of their indirect pecuniary interest in the Company.

Item 5. Directors and Executive Officers.

The business and affairs of the Company are currently conducted pursuant to and are governed by the terms and provisions of the Limited Liability Company Agreement. Plainfield Capital LLC, a Delaware limited liability company, serves as the sole manager of the Company within the meaning of the Delaware Limited Liability Company Act. Max Holmes, the Chief Investment Officer and Chief Executive Officer of the Company, is also the Managing Member of and majority owner of Plainfield Capital LLC.

Pursuant to that agreement, the Managing Member of the Company may, without the consent of the other members of the Company, elect to convert the corporate form of the Company from a Delaware limited liability company to a Delaware corporation. We expect to convert into a Delaware corporation at the time we elect to be regulated as a BDC. Upon our conversion to a Delaware corporation, our business and affairs will be managed under the direction of a Board of Directors. Under the 1940 Act, a majority of the Board of Directors must consist of members who are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act.

The address for each executive officer is c/o Plainfield Direct LLC, 55 Railroad Avenue, Greenwich, CT 06830. Information about our executive officers is set forth below.

Name	Age	Positions Held
Max Holmes	46	Chief Investment Officer and Chief Executive Officer
Karen Dykstra	48	Chief Operating Officer and Chief Financial Officer
Niv Harizman	42	Head of Corporate Finance
Edward J. McNamara	47	General Counsel and Secretary
Celine Hannett	41	Controller/Treasurer

Biographical Information.

Executive Officers.

Max Holmes. Max Holmes is the Founder and Chief Investment Officer of Plainfield Asset Management LLC and the Chief Investment Officer and Chief Executive Officer of the Company. Prior to founding Plainfield in February 2005, Max Holmes was the Head of the Distressed Securities Group and a Managing Director of D. E. Shaw & Co., L.P. As Head of the Distressed Securities Group, Mr. Holmes was a Co-Portfolio Manager for D. E. Shaw Laminar Portfolios, L.L.C. from 2002 through 2004. He was formerly a member of the Board of Directors of FAO Schwarz Inc., eToys Direct, Inc. and Sure Fit, Inc. From 1999 through January 2002, Mr. Holmes was the founder and Co-Head of the High Yield Group at RBC Capital Markets, a subsidiary of The Royal Bank of Canada, where he was Head of High Yield Origination and Capital Markets. From 1996 to 1999, Mr. Holmes was Head of High Yield Capital Markets and Head of High Yield Research at Gleacher NatWest Inc., a subsidiary of National Westminster Bank Plc. From 1991 to 1996, Mr. Holmes worked at Salomon Brothers Inc., where at various times he was Head of Bankruptcy Research, acted as Salomon’s High Yield Strategist, served as its lead representative on various creditors committees, and managed a proprietary distressed bond portfolio. From 1986 to 1989, Mr. Holmes worked at Drexel Burnham Lambert in Beverly Hills, California, first in the Corporate Finance Department and then in the High Yield and Convertible Securities Department. Mr. Holmes became one of the youngest Senior Vice Presidents in Drexel’s history. From 1984 to 1986, Mr. Holmes was a practicing attorney at Vinson & Elkins in Houston, Texas, where he represented commercial banks in a variety of bankruptcies, restructurings, high yield bond and merger and acquisition transactions. Mr. Holmes remains a member of the bar in New York and Texas. Mr. Holmes received a J.D. from Columbia Law School in 1984, an M.B.A. from Columbia Business School in 1984 and received a B.A. from Harvard College in Philosophy in 1981. Since 1993, he has taught “Bankruptcy and Reorganization” at New York University Stern Graduate School of Business, where he remains an Adjunct Professor of Finance.

Karen Dyksta. Karen Dykstra is Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC. Prior to joining Plainfield, Ms. Dykstra was the Chief Financial Officer of Automatic Data Processing, Inc. (NYSE: ADP), an $8.5 billion revenue provider of transaction processing and information-based business solutions with more than 590,000 clients worldwide. As ADP’s CFO, Ms. Dykstra led the finance, treasury, internal control, tax, audit and investor relations functions, as well as being responsible for the company’s information security initiatives. She and her staff invested, and supervised the investment of, a portfolio of funds averaging $13 billion, $5 billion of bank credit facilities, a $5 billion commercial paper program, and $2 billion of the company’s cash and marketable securities. Beginning in 1994, she also played a decision-making role in ADP’s numerous acquisitions and divestitures. She was responsible for ADP’s off-shore service and development operations. Ms. Dykstra joined ADP in 1981 and held a variety of roles with increasing responsibilities, including Vice President—Finance/Principal Financial Officer from 2001 to 2003, and Corporate Controller from 1999 to 2001. She began her career as an accountant with Chemical Bank in New York in 1980. Since 2004, she has also served as a Director of Crane Co. (NYSE: CR). Ms. Dykstra received a B.S. in accounting in 1980 from Rider College and an M.B.A. in 1987 from Fairleigh Dickinson University.

Niv Harizman. Niv Harizman joined Plainfield Asset Management LLC as a Founding Partner and Head of Corporate Finance. Prior to joining Plainfield, Mr. Harizman was a Managing Director of Credit Suisse First Boston from 2000 to 2005, where he was Head of Financial Sponsor M&A and New Business Development as part of the firm’s Mergers & Acquisitions Group. During this period, his team helped originate and execute multiple merger and acquisition and financing mandates for financial sponsors and corporate clients of the Firm, and he was responsible for [calling on] hedge funds and private equity firms with financing and acquisition opportunities. From 1995 to 2000, Mr. Harizman was a Managing Director in the Financial Sponsor Group of BT Alex Brown where he was responsible for execution of various advisory and financing assignments. From 1994 to 1995, Mr. Harizman was an associate in the M&A Group of Wasserstein Perella & Co. From 1990 to 1994, Mr. Harizman was an investment analyst and derivatives trader for Henry Crown & Co., the investment holding company of the Chicago-based Crown Family. From 1989 to 1990, Mr. Harizman worked on the trading floor of the Chicago Board Options Exchange trading equity and index options. Prior to his professional career, from 1982 to 1986, Mr. Harizman served as a First Lieutenant in Military Intelligence in the Israeli Defense Forces. Mr. Harizman received his B.B.A. from the University of Texas at Austin in 1989 and his M.B.A. from the University of Chicago Graduate School of Business in 1993.

Edward J. McNamara. Edward J. McNamara is the General Counsel and Secretary of Plainfield Direct LLC. Prior to joining Plainfield, Mr. McNamara was in the corporate department of Cravath, Swaine & Moore LLP from 1992 to 2005. At Cravath, Mr. McNamara’s corporate transactional practice included high yield and other debt and common stock offerings; bridge loan acquisition financings; leveraged buyouts and leveraged recapitalizations; dispositions and acquisitions; private equity transactions; and secured and unsecured syndicated financings. From 1990 to 1992, Mr. McNamara was law clerk to the Honorable Raymond J. Dearie of the United States District Court, Eastern District of New York. Prior to attending law school, Mr. McNamara worked in managerial roles in the operational, accounting and legal departments of The Kuskokwim Corporation and ERA Helicopters Inc. Mr. McNamara received an A.B. from Harvard College in 1981 and a J.D. from Boalt Hall School of Law, University of California at Berkeley in 1989.

Celine Hannett. Celine Hannett is the Controller/Treasurer of Plainfield Direct LLC. Prior to joining Plainfield, Ms. Hannett was the head of treasury of Purdue Pharma L.P., a large privately held pharmaceutical manufacturer in Stamford, CT from 2003 to 2006. As Senior Executive Director and Treasurer, she was responsible for financing, retirement plan investments, cash management, insurance, credit and collections, and financial support for various business strategies. From 1998 to 2003, Ms. Hannett worked at Automatic Data Processing, Inc. (ADP), where she held various finance positions, including Vice President—Corporate Treasury. At ADP, she launched the company’s syndicated $4.5 billion credit facility and its $4.0 billion commercial paper program. In addition, Ms. Hannett also held financial and operating positions at PepsiCo Inc., United Technologies Corporation and San Miguel Corporation. Ms. Hannett received a B.S. in 1986 from the Ateneo de Manila University and an M.B.A. in 1990 from the University of Chicago Graduate School of Business.

Directors.

Upon conversion to a corporation, we expect that our directors will be divided into three classes. Each class of directors will hold office for a staggered three-year term. However, the initial members of the three classes will have initial terms of one, two and three years, respectively. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. This classification of our Board of Directors may have the effect of delaying or preventing a change in control of our management. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Each executive officer will serve at the discretion of the Board of Directors and hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Committees of the Board of Directors.

We anticipate that, upon conversion to a corporation, our Board of Directors will initially have the following committees:

Audit Committee.

The audit committee will be responsible for overseeing all of our financial and legal and regulatory compliance functions, including matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. The members of the audit committee will not be “interested persons” of the Company as defined in the 1940 Act.

Nominating and Corporate Governance Committee.

The nominating and corporate governance committee will be responsible for identifying, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on our Board of Directors or a committee of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and our management. The nominating and corporate governance committee will consider nominees properly recommended by our stockholders. The members of the nominating and corporate governance committee will not be “interested persons” of the Company as defined in the 1940 Act.

Item 6. Executive Compensation.

The named executive officers of the Fund are Max Holmes, Karen Dykstra, Edward McNamara, Niv Harizman and Celine Hannett. Each of these executive officers is an employee of the Investment Manager. At present, we do not compensate any of our officers, as their compensation is paid by the Investment Manager. After our election to be regulated as a BDC, some of the compensation of Mr. McNamara and Ms. Hannett will be paid directly by the Investment Manager, in its role as our administrator, and charged to the Company on an at-cost basis, pursuant to an Administrative Services Agreement that we expect to enter into with the administrator in connection with our anticipated election to be governed as a BDC. After our election to be regulated as a BDC, the portion of Mr. McNamara’s and Ms. Hannett’s compensation to be borne by the Company will be submitted to our Board for approval (including the approval of the independent Board members).

In connection with our anticipated election to be regulated as a BDC, we also expect to enter into an Investment Management Agreement with the Investment Manager, under which the Investment Manager, subject to the overall supervision of our Board of Directors will provide investment advisory services to the Company in exchange for a management fee, as discussed further under the caption “Certain Relationships and Related Party Transactions—Investment Management Agreement.” We believe that the Investment Manager expects that the management fee it will receive will be used, in part, to pay compensation to the Investment Manager’s employees, including our named executive officers, for services rendered to the Company.

Summary Compensation.

The following table sets out the estimated compensation of the Company’s named executive officers paid by the Company.

Summary Compensation Table

Name and Principal Position	Aggregate Compensation from Company(1)	Pension or Retirement Benefits Accrued as Part of Company Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Company and Fund Complex Paid to Officers (1)
Max Holmes, Chief Investment Officer and Chief Executive Officer	$0	N/A	N/A	$0

Karen Dykstra, Chief Financial Officer and Chief Operating Officer	0	N/A	N/A	0

Niv Harizman, Head of Corporate Finance	0	N/A	N/A	0

Edward McNamara, General Counsel and Secretary	0	N/A	N/A	0

Celine Hannett, Controller/Treasurer	0	N/A	N/A	0

(1)	The amounts in this table represent the portion of the annual compensation for the relevant officer currently paid by the Company. The Company anticipates paying a portion of the compensation of Mr. McNamara and Ms. Hannett following its election to be regulated as a BDC.

Item 7. Certain Relationships and Related Transactions.

The Company was capitalized by PSSMF and PDMF, which are privately offered hedge fund investment vehicles managed by the Investment Manager. A substantial number of direct loans and investments previously owned by PSSMF, together with cash, were transferred by PSSMF to the Company as equity capital contributions. We also purchased assets from PSSMF for cash. These transfers occurred at PSSMF’s then-applicable valuation without brokerage fees or commissions. From July 1, 2006 through October 2, 2006, the Company also increased its capital through the cash received from subscriptions of new investors in PDMF, our other current equityholder. Our net assets as of October 31, 2006 equaled approximately $689.5 million. As of the date of the filing of this Registration Statement, PSSMF owns approximately 66 percent of the outstanding equity interests of the Company and PDMF owns approximately 34 percent of the outstanding equity interests of the Company.

Certain members and employees of the Investment Manager indirectly own interests in PSSMF and PDMF and, as a result, indirectly own equity interests of the Company. Max Holmes, the Chief Investment Officer and Chief Executive Officer of the Company and the Founder and Chief Investment Officer of the Investment Manager, Karen Dykstra, the Chief Financial Officer and Chief Operating Officer of the Company, and Niv Harizman, Head of Corporate Finance, also have ownership interests in the Investment Manager.

As a BDC, the Company will be limited in its ability to participate in investment opportunities with other clients managed by the Investment Manager, or to make investments in companies in which other clients of the Investment Manager already hold an interest. The Company does not generally hold interests in portfolio companies in which other privately offered investment vehicles managed by the Investment Manager also hold an interest, aside from certain existing investments. These investments were made prior to the filing of this Registration Statement and prior to the time the Company will have elected to be treated as a BDC and, therefore, were not subject to the 1940 Act’s limitations on transactions with affiliated parties. Going forward, however, the Company may be limited in its ability to engage in additional transactions with these particular portfolio companies, in light of applicable 1940 Act limitations.

Investment Management Agreement.

Management services.

Pursuant to the terms of our Investment Management Agreement, the Investment Manager serves as our investment adviser and manages the day-to-day investment-related operations of, and provides investment management services, to the Company. Under the terms of the Investment Management Agreement, the Investment Manager:

•

purchases, holds, sells, sells short, covers and otherwise deals in securities and financial instruments of any sort and rights therein, including, without limitation, restricted and privately issued securities, on margin or otherwise;

•	writes, purchases, holds, sells and otherwise deals in put and call options of any sort and in any combination thereof;

•	purchases, holds, sells and otherwise deals in commodities, commodity contracts, commodity futures, financial futures and options in respect thereof;

•	purchases, holds, sells and otherwise deals in currencies, options thereon and rights therein, including, without limitation, forward foreign currency exchange contracts;

•

purchases, holds, sells and otherwise deals in swap contracts, partnership interests, interests in other investment companies or any other financial instruments that exist now or are hereafter created;

•

open maintain and close cash and margin accounts with brokers; opens, maintains and closes bank accounts and draws checks or other orders for the payment of moneys; pledges securities for loans and enters into borrowing arrangements and effects borrowings from brokers, banks and other financial institutions;

•

enters into, makes and performs any other contracts, agreements or other undertakings it may deem advisable in conducting the business of the Company, including, without limitation, contracts, agreements or other undertakings with persons, firms or corporations affiliated with the Investment Manager, to the extent permitted by applicable law, as may be necessary or proper in connection with the performance of the Investment Manager’s duties under the agreement;

•	on behalf of the Company, votes, exercises consents and exercises all other rights pertaining to securities and other assets of the Company;

•

creates, invests in or organizes (alone or in conjunction with others, including, without limitation, to the extent permitted by applicable law, affiliates) or otherwise utilizes special purpose subsidiaries or other special purpose investment vehicles, to access investments, in instances where the Investment Manager, in its sole discretion, determines that there is a potential tax, regulatory, finance, confidentiality or other advantage to such entity; and

•	otherwise acts as the investment adviser for, and supervises and manages, the investment and reinvestment of the Company’s assets.

Following our anticipated election to be governed as a BDC, the Investment Manager’s provision of such services will be subject to the overall supervision of our Board of Directors.

The Investment Manager’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar services to other entities or accounts. Such other entities or accounts may have investment objectives or may implement investment strategies similar or different to those of the Company. As such, to the extent a particular investment is suitable for both the Company and other clients of the Investment Manager or its directors, members, partners, shareholders, officers, employees, agents and affiliates, such investments will be allocated between the Company and the other clients in accordance with the policies and procedures of the Investment Manager or such other party and applicable law. Under such allocation procedures, the Company may not be given the opportunity to participate in certain investments made by other clients managed by the Investment Manager or such other parties, including affiliated parties of the Investment Manager.

The current Investment Management Agreement may be terminated by either side upon not less than 75 days’ prior written notice. The Investment Management Agreement that will be proposed in connection with our anticipated election to be governed as a BDC will remain in effect for two years initially, and thereafter will continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Company’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to the agreement or interested persons of any such party, in accordance with the requirements of the 1940 Act. The agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s directors or by the Investment Manager. The agreement will automatically terminate in the event of its assignment.

Our current Investment Management Agreement indemnifies and holds harmless, to the fullest extent legally permissible under the laws of the State of Delaware, the Investment Manager and its affiliated parties against any loss, liability or expense incurred or suffered by such party in connection with the good faith performance by the party of its responsibilities to the Company, except as a result of the party’s gross negligence, willful misconduct or violation of applicable laws.

Fees.

We do not pay fees to the Investment Manager under our current Investment Management Agreement. In connection with our anticipated election to be governed as a BDC, we expect to enter into a new Investment Management Agreement. Under the Advisers Act, an external investment adviser to a BDC may charge the BDC a fee for investment management services, which may consist of two components—a management fee and an incentive fee. The cost of both the management fee and any incentive fee would ultimately be borne by our common stockholders. However, any proposed new Investment Management Agreement would be subject to approval by our Board of Directors, including a majority of non-interested persons within the meaning of the 1940 Act, and our stockholders.

Administrative Services Agreement.

In connection with our anticipated election to be governed as a BDC and pursuant to the terms of a proposed Administrative Services Agreement, the Investment Manager will, subject to the overall supervision of our Board of Directors, act as administrator of the Company, and will furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Company as set out in the agreement to be entered into at the time of our election to be governed as a BDC.

Trademark License Agreement.

We expect to enter into a license agreement with the Investment Manager in connection with our anticipated election to be governed as a BDC, pursuant to which the Investment Manager is expected to grant us a non exclusive, royalty-free license to use the name “Plainfield.”

Restructuring of Company Subsidiaries.

In late December 2006 and early January 2007, the Company engaged in a restructuring of a number of wholly-owned subsidiaries. Under the restructuring, the Company consented to its subsidiaries’ issuance of a new class of stock to the Company. The Company used the stock received from the subsidiaries to capitalize a new wholly owned subsidiary of the Company. The purpose of the restructuring was to optimize the conditions for our satisfaction of the requirements for qualifying as a regulated investment company in anticipation that we might elect to become such a regulated investment company.

Item 8. Legal Proceedings.

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operations.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market information. Our Units are not currently traded on any exchange and there is no established trading market for our Units. As of the date of the filing of this Registration Statement, there are Units outstanding. No other Units may be issued without the consent of our Managing Member. The Managing Member, without the necessity for a vote or consent of any other Member, may issue additional Units and determine the consideration to be paid to acquire the Units. Members may not sell, transfer, assign, pledge, encumber or otherwise dispose of their Units without the Managing Member’s consent which may be given or withheld in its sole discretion. No options or warrants to purchase Units have been granted.

(b) Holders. As of             , 2007, there were two owners of Units. PSSMF owned              Units and PDMF owned              Units.

(c) Distributions. Net profits and losses of the Company are, subject to certain exceptions, allocated based on relative ownership of Units. Upon election to be governed as a BDC, the Company expects to pay dividends in order to qualify to be treated as a regulated investment company.

(d) Securities authorized for issuance under equity compensation plans. Not applicable.

Item 10. Recent Sales of Unregistered Securities.

The Company was capitalized by PSSMF and PDMF. A substantial number of direct loans and investments previously owned by PSSMF, together with cash, were transferred during the period from April 1, 2006 through October 2, 2006, by PSSMF to the Company as equity capital contributions. From July 1, 2006 through October 2, 2006, PDMF contributed cash as an equity capital contribution. The transfers of these Units of membership interests to PSSMF and PDMF were not made pursuant to a public offering and, therefore, they were exempt from registration under the 1933 Act pursuant to Section 4(2) thereof.

Item 11. Description of Registrant’s Securities to be Registered.

As a Delaware limited liability company, we are governed by the provisions of our Amended and Restated Limited Liability Company Agreement, referred to as the “Limited Liability Company Agreement,” and are subject to the Delaware Limited Liability Company Act. Upon our anticipated conversion to a Delaware corporation in connection with an election to be governed as a BDC, we will be governed by the provisions of the certificate of incorporation and bylaws we will adopt at such time and we will be subject to the provisions of the Delaware General Corporation Law. In connection with our anticipated conversion, all outstanding Units of membership interest will be converted, on a substantially equal and ratable basis, into shares of common stock of Plainfield Direct Inc., the Delaware corporation to which we will convert, at a rate to be determined by our Managing Member pursuant to the terms of our Limited Liability Company Agreement. The following description is based on relevant portions of the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the governing documents of Plainfield Direct LLC. This summary is not necessarily complete, and we refer you to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and our governing documents for a more detailed description of the provisions summarized below.

Units.

Membership interests in Plainfield Direct LLC, meaning the member’s share of the profits, losses, allocations and distributions of the Company, the member’s right to vote or grant or withhold consents with respect to Company matters and the member’s other rights and privileges under the Limited Liability Company Agreement or applicable law, are represented by Units. Net profits and losses of the Company are, subject to certain exceptions, allocated based on relative ownership of Units. All Units, when issued, are fully paid and non-assessable. Units carry with them no voting rights, except as may be required by applicable law. No Units may be issued without the consent of the Managing Member. The Managing Member, without the necessity for a vote or consent of any other Member, may issue additional Units and determine the consideration to be paid to acquire the Units. Members may not sell, transfer, assign, pledge, encumber or otherwise dispose of their Units without the Managing Member’s consent which may be given or withheld in its sole discretion.

The Managing Member, in its sole discretion, may at any time cause the Company to be converted into a Delaware corporation in accordance with the provisions of the Limited Liability Company Act and the General Corporation Law of the State of Delaware. In the event of a conversion to a corporation, the Managing Member will determine the number and classes of shares of the continuing corporation into which each Unit of the Company will be converted; provided, however, that each Unit shall be treated equally with all other Units so that no Member shall be treated in a manner economically different from any other Member. The Managing Member shall also determine the terms and conditions of such conversion and of the organizational documents of the continuing corporation.

Equity Interests.

There is currently no market for our Units and we do not expect there to be a market for our common stock at the time of our anticipated conversion to a Delaware corporation. We do not anticipate that our common stock will have been approved for listing on any exchange at the time of our conversion. There are no outstanding options or warrants to purchase our Units and we do not have any current intention to issue any options or warrants to purchase our common stock. Under Delaware law, our members, or, as the case may be, our stockholders, generally are not personally liable for our debts or obligations.

Common Stock.

Upon our anticipated conversion to a Delaware corporation, all shares of our common stock will have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. Shares of our common stock will have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power.

Preferred Stock.

Upon our anticipated conversion to a Delaware corporation, our certificate of incorporation is expected to authorize our Board of Directors to, subject to any limitations prescribed by law, provide for the issuance of shares of preferred stock in series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, that any of the foregoing provisions must be consistent with the requirements of the

1940 Act to the extent applicable thereto. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. Although it may do so in the future, the Company has no current intention to issue preferred stock upon conversion to a Delaware corporation.

Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions: Anti-Takeover Measures.

Upon our conversion to a Delaware corporation, our certificate of incorporation and bylaws are expected to provide that our Board of Directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms.

The classification of our Board of Directors, and other provisions expected to be included in our certificate of incorporation and bylaws, could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.

In addition, upon our conversion to a Delaware corporation, we expect our certificate of incorporation to authorize the issuance of shares of preferred stock, which our Board of Directors may issue without stockholder approval. See “— Preferred Stock.” Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Item 12. Indemnification of Directors and Officers.

Pursuant to Section 18-108 of the Delaware Limited Liability Company Act, we may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Our Limited Liability Company Agreement provides that the Company shall, to the fullest extent permitted under applicable Delaware law, indemnify and advance expenses to (i) the Managing Member and each officer and employee of the Company, and (ii) any person who at the request of the Company is or was serving as a director, manager, officer, employee or agent of another person, from and against any and all expenses, liabilities or other matters referred to in or covered under Delaware law, except that the Managing Member and any officer will be liable as a result of any act or omission of the Managing Member or such officer that involves actual fraud or willful misconduct or any transaction from which an improper personal benefit is derived.

Upon the anticipated conversion of the Company to a Delaware corporation, we anticipate our certificate of incorporation to fully indemnify, to the fullest extent permitted by law, any person who was or is involved in any actual or threatened action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our certificate of incorporation will also provide that our directors are not personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for a breach of their duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividends or redemptions or for any transaction from which the director derived an improper personal benefit. So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

The Delaware General Corporation Law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Upon conversion to a Delaware corporation, we also anticipate that our bylaws would permit us to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We expect to obtain liability insurance for our officers and directors.

Item 13. Financial Statements and Supplementary Data.

The Company’s financial statements for the period from commencement of operations (April 1, 2006) to October 31, 2006, appearing on pages F-1 through F-18 hereof, are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Since we commenced operations, there has been no change in the independent accountants engaged as the principal accountant to audit our financial statements.

Item 15. Financial Statements and Exhibits.

(a) List of financial statements filed.

Our financial statements appear at the end of this Registration Statement. Please see the table of contents to the financial statements on page F-1.

(b) Exhibits.

See the Exhibit Index following signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAINFIELD DIRECT LLC

By:	/s/ Karen Dykstra
Name:	Karen Dykstra
Title:	Chief Financial Officer

Date: March 1, 2007

Exhibit Index

Exhibit No.	Description
3.1	Amended Certificate of Formation.

3.2*	Limited Liability Company Agreement.

10.1*	Investment Management Agreement by and between the Company and Plainfield Asset Management LLC.

10.2*	Sub-Administration and Accounting Services Agreement with Spectrum Global Fund Administration LLC.

21	List of Subsidiaries.

*	To be filed by amendment

PLAINFIELD DIRECT LLC

*	Commencement of operations.

PLAINFIELD DIRECT LLC

STATEMENT OF ASSETS AND LIABILITIES

OCTOBER 31, 2006

(Unaudited)

ASSETS
Investments at fair value
Non-Control/Non-affiliate investments (Cost $331,679,305)	$341,032,442
Affiliate investments (Cost $204,480,913)	217,245,475

Total Investments	558,277,917
Cash and cash equivalents	212,417,461
Collateral held at broker	69,225,262
Unrealized appreciation on swaps	289,378
Receivable for investment securities sold	37,989,194
Interest and other receivables	3,971,726
Prepaid expenses	16,295
Receivable from affiliates	27,100,060

Total Assets	$909,287,293

LIABILITIES
Unrealized depreciation on swaps	$3,441,135
Payable for investment securities purchased	213,584,161
Accounts payable and accrued expenses	669,339
Deferred fee income	1,390,480
Due to affiliates	686,208

Total Liabilities	$219,771,323

NET ASSETS	$689,515,970

Analysis of Net Assets
Net capital paid in	$656,668,747
Distributable earnings	32,847,223

$689,515,970

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF OPERATIONS

Period from April 1, 2006 (Commencement of Operations) to October 31, 2006

(Unaudited)

INVESTMENT INCOME
From non-control/non-affiliate investments
Interest from investments	$7,965,052
Interest from cash & cash equivalents	2,282,444

Total investment income from non-control/non-affiliate investments	10,247,496

From affiliate investments
Interest from affiliate investments	1,360,818
Fee income	71,520

Total investment income from affiliate investments	1,432,338

Total investment income	11,679,834

EXPENSES
Accounting administration costs	177,744
Professional fees	299,047
Organizational costs	505,000
Research and pricing fees	139,090
Other	121,773

Total expenses	1,242,654

NET INVESTMENT INCOME	$10,437,180

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gains (losses)
Net realized gains from non-control/non-affiliate investment transactions	54,748
Net realized losses from affiliate investment transactions	(63,545)
Net realized losses on option contracts written	(181,888)
Net realized gains from swap transactions	3,634,786

Net realized gains from investment transactions	3,444,101

Net unrealized gains (losses)
Investment transactions from non-control/non-affiliate investments	9,353,137
Investment transactions from affiliate investments	12,764,562
Investments in swaps	(3,151,757)

Net unrealized gains	18,965,942

Net realized and unrealized gains on investments	22,410,043

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$32,847,223

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF CHANGES IN NET ASSETS

Period from April 1, 2006 (Commencement of Operations) to October 31, 2006

(Unaudited)

Increase in net assets
From operations
Net investment income	$10,437,180
Net realized gains on investments	3,444,101
Net unrealized gains on investments	18,965,942

Net increase in net assets resulting from operations	32,847,223

From capital transactions
Equityholder subscriptions	658,281,166
Equityholder redemptions	(1,612,419)

Increase in net assets resulting from capital transactions	656,668,747

Total increase in net assets	$689,515,970

Net assets, April 1, 2006	—

Net assets, October 31, 2006	$689,515,970

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

STATEMENT OF CASH FLOWS

Period from April 1, 2006 (Commencement of Operations) to October 31, 2006

(Unaudited)

OPERATING ACTIVITIES
Net increase in net assets resulting from operations	$32,847,223
Adjustments to reconcile net increase in net assets resulting from operations
Net realized loss on investments	190,685
Net unrealized gain on investments	(22,117,699)
Net unrealized depreciation on swaps	3,151,757
Net swap payments	(12,382)
Proceeds from sale of investments	67,311,941
Purchases of investments	(355,182,752)
Principal repayments	2,341,342
Increase in receivable for investment securities sold	(37,989,194)
Increase in payable for investment securities purchased	213,584,161
Changes in operating assets and liabilities
Interest receivable	(3,971,726)
Collateral held at broker	(69,225,262)
Receivable from affiliates	(27,100,060)
Prepaid expenses	(16,295)
Deferred fee income	1,390,480
Payable to affiliates	686,208
Accounts payable and accrued expenses	669,339

Net cash used in operating activities	(193,442,234)

FINANCING ACTIVITIES
Capital contributions(1)	407,472,114
Capital redemptions	(1,612,419)

Net cash provided by financing activities	405,859,695
CHANGE IN CASH AND CASH EQUIVALENTS	$212,417,461
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$212,417,461

(1)	During the period the company received securities as contributions in-kind of $250,809,052.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

(a Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS

OCTOBER 31, 2006

(Unaudited)

Name	Current Face Value-Notes	Current Mkt Value-Notes	% of Net Assets	Industry Sector	Maturity	Asset Class	Coupon (spread)	Fixed	Amortized Cost
Non-Affiliates
1001 Howard Properties	$27,628,262	$27,650,110	4.01%	Real Estate	12/1/10	1st Lien Debt	N/A	19.00
Atkins Nutritionals	10,010,894	10,662,491	1.55%	Health Foods	12/31/10	1st Lien Debt	500	N/A
CCS Medical	4,780,748	4,795,904	0.70%	Healthcare	10/19/12	1st Lien Debt	325	N/A
Central Illinois Energy	1,000,000	1,025,000	0.15%	Energy	4/3/14	1st Lien Debt	1,000	N/A
Checkers Drive-In	5,449,919	5,449,919	0.79%	Restaurant	6/20/11	1st Lien Debt	425	N/A
Custom Builders	5,218,917	5,214,598	0.76%	Building Products	9/2/11	1st Lien Debt	225	N/A
Dana DIP	5,009,895	5,007,500	0.73%	Industrials	3/3/08	1st Lien Debt	225	N/A
DHS Drilling	3,758,700	3,730,650	0.54%	Energy	5/4/10	1st Lien Debt	300	N/A
DHS Drilling	1,256,250	1,246,875	0.18%	Energy	5/4/10	1st Lien Debt	300	N/A
Eaglepicher Holdings	4,995,814	4,995,814	0.72%	Industrials	12/30/10	1st Lien Debt	450	N/A
Federal IT Systems	2,977,190	2,957,799	0.43%	Defense	4/1/11	1st Lien Debt	275	N/A
Global Health Exchange	4,987,438	4,987,438	0.72%	Healthcare	3/3/10	1st Lien Debt	250	N/A
IAP	2,989,907	2,981,222	0.43%	Defense	12/22/11	1st Lien Debt	300	N/A
JG Wentworth	12,060,000	12,150,000	1.76%	Financials	4/12/11	1st Lien Debt	350	N/A
Kenan Advantage	6,640,587	6,657,031	0.97%	Fuel/Trucking Services	12/16/12	1st Lien Debt	300	N/A
LVI Services	3,955,113	3,826,088	0.55%	Construction	11/30/12	1st Lien Debt	325	N/A
PaeTec Communications	3,491,250	3,515,979	0.51%	Telecom	6/7/12	1st Lien Debt	350	N/A
Panavision	1,157,942	1,157,229	0.17%	Entertainment	3/30/13	1st Lien Debt	275	N/A
Pen Holdings	11,006,081	11,006,081	1.60%	Coal	11/17/13	1st Lien Debt	N/A	6.50
Prairie Wave TLA	1,484,953	1,484,953	0.22%	Telecom	6/18/12	1st Lien Debt	400	N/A
Prairie Wave TLB	1,484,953	1,484,953	0.22%	Telecom	6/18/12	1st Lien Debt	400	N/A
Revere	2,991,052	2,992,913	0.43%	Manufacturing	12/14/12	1st Lien Debt	300	N/A
Solidus (Pay By Touch)	2,654,900	2,854,361	0.41%	Software	9/18/08	1st Lien Debt	N/A	10.00
Solidus (Pay By Touch)	1,000,000	944,011	0.14%	Software	9/18/08	1st Lien Debt	N/A	10.00
Stallion Oilfield	9,974,938	9,999,813	1.45%	Energy	3/6/12	1st Lien Debt	325	N/A
Tuckahoe	13,945,696	14,276,881	2.07%	Real Estate	10/20/25	1st Lien Debt	N/A	9.31
Westside Transload	4,850,017	4,850,017	0.70%	Environmental Control	1/9/11	1st Lien Debt	N/A	13.00
1st Lien Debt Subtotal	$156,761,416	$157,905,630	22.90%						$155,311,424
Caprock	14,758,125	14,737,500	2.14%	Telecom	2/1/13	2nd Lien Debt	725	N/A
Caprock 2nd	4,837,956	4,819,561	0.70%	Communications	2/1/13	2nd Lien Debt	725	N/A
CDX Gas	6,090,000	6,109,998	0.89%	Energy	3/31/13	2nd Lien Debt	525	N/A
Cequel Communications	4,861,053	5,019,930	0.73%	Telecom	5/5/14	2nd Lien Debt	600	N/A
Cequel Communications	4,850,000	4,984,895	0.72%	Telecom	5/5/14	2nd Lien Debt	475	N/A
Checkers Drive-In	2,000,000	2,000,000	0.29%	Restaurant	6/20/11	2nd Lien Debt	875	N/A
Custom Builders	2,514,063	2,509,895	0.36%	Building Products	4/2/12	2nd Lien Debt	500	N/A
Deluxe Entertainment	1,000,000	1,037,500	0.15%	Media	7/13/10	2nd Lien Debt	825	N/A
Global TelLink	5,114,712	5,114,712	0.74%	Communications	6/2/12	2nd Lien Debt	1,200	N/A
LSP Gen	4,041,668	4,050,000	0.59%	Utilities	3/27/13	2nd Lien Debt	350	N/A
PaeTec Communications	1,500,000	1,528,125	0.22%	Telecom	6/7/13	2nd Lien Debt	750	N/A
Recycled Paper Greetings	20,532,622	20,506,326	2.97%	Consumer Non- cyclical	2/16/12	2nd Lien Debt	800	N/A
Resolute Aneth	10,062,500	10,050,000	1.46%	Energy	4/13/12	2nd Lien Debt	500	N/A
Venoco	10,075,000	10,050,000	1.46%	Energy	4/27/11	2nd Lien Debt	450	N/A
Weststate Land	8,080,000	8,080,000	1.17%	Land	4/27/07	2nd Lien Debt	850	N/A
Wide Open West	1,001,250	1,010,125	0.15%	Telecom	5/1/14	2nd Lien Debt	550	N/A
Wire Rope	4,100,000	4,100,000	0.59%	Wire Rope Manufacturer	6/17/11	2nd Lien Debt	775	N/A
2nd Lien Debt Subtotal	$105,418,949	$105,708,567	15.33%						$77,778,693
Atkins Nutritionals	884,836	442,418	0.06%	Health Foods	N/A	Common Equity (1)	N/A	N/A
Covanta Holding	197,100	224,000	0.03%	Energy	N/A	Common Equity (1)	N/A	N/A
Friedman’s	7,000,000	7,662,773	1.11%	Retail	N/A	Common Equity (1)	N/A	N/A
Solsil	17,476,421	18,728,970	2.72%	Alternative Energy	N/A	Common Equity (1)	N/A	N/A
Common Equity Subtotal	$25,558,357	$27,058,161	3.92%						$2,123,374
Solidus (Pay By Touch)	13,147,287	12,318,389	1.79%	Software	7/28/11	Preferred Equity (1)	N/A	N/A
ZE-GEN	100,000	100,000	0.01%	Waste Management	N/A	Preferred Equity (1)	N/A	N/A
Preferred Equity Subtotal	$13,247,287	$12,418,389	1.80%						$1,001,238
East Cameron Gas	9,955,000	9,850,000	1.43%	Energy	10/5/12	Unsecured/ Subordinated	N/A	11.25
Elk Horn	3,353,920	4,592,392	0.67%	Coal	1/1/14	Unsecured/ Subordinated	N/A	6.50
Elk Horn	1,516,167	2,458,037	0.36%	Coal	1/1/14	Unsecured/ Subordinated	N/A	6.50
Friedman’s	1,034,896	1,094,529	0.16%	Retail	12/9/10	Unsecured/ Subordinated	225	N/A
Solidus (Pay By Touch)	468,000	626,437	0.09%	Software	9/18/12	Unsecured/ Subordinated	N/A	0.00
United Site Services	1,000,000	1,000,000	0.15%	Environmental Control	6/29/14	Unsecured/ Subordinated	n/a	12.00

Name	Current Face Value-Notes	Current Mkt Value-Notes	% of Net Assets	Industry Sector	Maturity	Asset Class	Coupon (spread)	Fixed	Amortized Cost
USS Merger	9,900,000	9,950,000	1.44%	Industrials	6/29/14	Unsecured/ Subordinated	N/A	12.00
Unsecured/Subordinated Subtotal	$27,227,983	$29,571,395	4.29%						$24,111,870

Solidus (Pay By Touch)	—	1,277,648	0.19%	Software	N/A	Warrants	N/A	N/A
Solidus (Pay By Touch)	—	4,612,518	0.67%	Software	N/A	Warrants	N/A	N/A
Solidus (Pay By Touch)	—	845,634	0.12%	Software	N/A	Warrants	N/A	N/A
Warrants Subtotal	—	$6,735,800	0.98%						$4,099,612

Options
S&P 1275 Put Dec 16 2006	178,063	9,500	0.00%
S&P 1275 Put Jun 16 2007	263,500	85,000	0.01%
S&P 1225 Put Dec 22 2007	3,023,750	1,540,000	0.22%
Options Subtotal	$3,465,313	$1,634,500	0.24%
Total Non-Affiliates	$331,679,305	$341,032,442	49.46%

Affiliates
Havana Club Enterprises	2,123,374	2,123,375	0.31%	Night Club	9/1/09	1st Lien Debt	12%	N/A
Schuff Steel	358,602	356,434	0.05%	Steel	6/1/2008	1st Lien Debt	N/A	10.5
Spacehab	5,514,642	5,876,125	0.85%	Software	10/15/07	1st Lien Debt	N/A	8.00
Transload America	20,657,592	21,201,762	3.07%	Environmental Control	3/23/11	1st Lien Debt	N/A	12.00
Wyoming Entertainment	6,922,546	6,675,850	0.97%	Track	9/15/11	1st Lien Debt	N/A	11.00
1st Lien Debt Subtotal	$35,576,756	$36,233,546	5.25%						$27,259,075

Globe Metallurgical	11,666,666	13,000,000	1.89%	Iron/Steel	N/A	Common Equity (1)	N/A	N/A
Ormet Corp	10,847,220	10,860,885	1.58%	Iron/Steel	N/A	Common Equity (1)	N/A	N/A
Ormet Residual Claim Caruso Stub	—	38,688	0.01%	Iron/Steel	N/A	Common Equity (1)	N/A	N/A
Ormet Corp Residual Claim Bond Stub	845,250	1,425,000	0.21%	Iron/Steel	N/A	Common Equity (1)	N/A	N/A
Puradyn	60,000	104,000	0.02%	Misc- Manufacturing	N/A	Common Equity (1)	N/A	N/A
Schuff International	3,795,761	3,798,921	0.55%	Steel	N/A	Common Equity (1)	N/A	N/A
Schuff International — Restricted	9,000,000	8,293,800	1.20%	Steel	N/A	Common Equity (1)	N/A	N/A
Spacehab	168,000	96,000	0.01%	Software	N/A	Common Equity (1)	N/A	N/A
Common Equity Subtotal	$36,382,897	$37,617,294	5.46%						$28,986,731

Transload America	8,750,000	9,686,725	1.40%	Environmental Control	N/A	Preferred Equity (1)	N/A	N/A
Preferred Equity Subtotal	$8,750,000	$9,686,725	1.40%						$—

Puradyn	—	168,000	0.02%	Misc- Manufacturing	N/A	Warrants	N/A	N/A
Warrants Subtotal	$—	$168,000	0.02%						$—

Subsidiaries
Oneida Entertainment	27,550,375	27,642,842	4.01%
Plainfield Finance	125,754	181,311	0.03%
Plainfield Gaming III	4,000,000	4,000,000	0.58%
Plainfield Gaming	2,000,000	1,999,439	0.29%
Plainfield LBI Holdings	7,163,605	7,846,116	1.14%
Plainfield Milagro	6,023,561	5,708,088	0.83%
Plainfield Offshore Holdings II	12,673,905	15,277,977	2.22%
Plainfield Offshore Holdings IV	778	—	0.00%
Plainfield Offshore Holdings IX	8,500,538	12,693,258	1.84%
Plainfield Offshore Holdings VIII	12,453,498	15,052,780	2.18%
Plainfield Offshore Holdings XI	36,641,746	36,659,722	5.32%
Plainfield Racing	6,637,500	6,478,377	0.94%
Subsidiaries Subtotal	$123,771,260	$133,539,910	19.37%

Total Affiliates	$204,480,913	$217,245,475	31.51%
Total Investments	$536,160,218	$558,277,917	80.97%

(1)	Common Equity and Preferred Equity are non-income producing.

The accompanying notes are an integral part of these financial statements

PLAINFIELD DIRECT LLC

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization

The Company is an externally managed non-diversified closed-end management investment company organized under the laws of Delaware. The Company commenced operations on April 1, 2006.

The Company engaged the Investment Manager under the terms of the Investment Management Agreement to manage and invest the Company’s assets.

The Company appointed the Fund Accountant as the external accounting administrator of the Company under an accounting administration agreement dated June 19, 2006. The Fund Accountant performs various administrative services for the Company.

The Company expects to make the election to be regulated as a BDC under the 1940 Act which will place certain limitations on the investments we can hold in our portfolio. The Company’s investment objective is to provide a combination of current income and capital appreciation. We invest primarily in direct loans to and investments in private (and to a lesser extent, public) middle-market companies located in the United States.

The Company invests throughout the capital structure of these companies, including first lien bank debt, second lien loans, mezzanine debt with warrants, and direct equity investments or co-investments with third parties. Occasionally this approach can include options, warrants, credit derivatives, high-yield bonds, trade claims, distressed debt and structured securities. While our focus is to generate current income through these investments, we also seek capital appreciation. We anticipate that our investments will be in newly-negotiated transactions as well as in assets acquired in the secondary market. The Company may also invest opportunistically in other types of investments, including securities and derivatives of public companies.

The Company has two equityholders, PSSMF and PDMF. The value of each equityholder’s interest in the Company as of October 31, 2006 is as follows:

	Ownership
Plainfield Special Situations Master Fund	$454,791,159	66%
Plainfield Direct Master Fund	234,724,811	34%

Total Net Assets	$689,515,970

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are prepared in accordance with GAAP.

Under the investment company rules and regulations pursuant to Article 6 of Regulation S-X and the AICPA Audit and Accounting Guide for Investment Companies, the Company is precluded from consolidating any entity other than another investment company. Accordingly, we do not consolidate our wholly-owned subsidiaries. Our investments in wholly-owned subsidiaries are carried at fair value.

The books and records of the Company are maintained in U.S. dollars. All assets and liabilities are denominated in U.S. dollars.

Accounting for Transactions

Security, contractual and financing transactions are recorded on a trade date basis.

Bank loans and structured loans, such as revolving credit agreements, are recorded on the consolidated statement of assets and liabilities as a component of investments owned, net of the amount received relating to the unfunded portion of the related revolving credit agreement. For those revolving credit agreements where a significant amount is unfunded, resulting in negative fair value, such amount is recorded as a component of deferred fee income.

Valuation of Investments

Investments for which market quotations are readily available are valued at such market quotations. The company does not adjust quoted prices for blockage factors when valuing financial instruments in accordance with SFAS 157.

With respect to investments for which market quotations are not readily available, the Investment Manager undertakes a multi-step valuation process. The Investment Manager performs a valuation review on a monthly basis which includes the update of internal models and review of any material events impacting the portfolio. Additionally, on a quarterly basis, an independent valuation firm will review investments equal to or in excess of the lesser of (i) $4 million and (ii) 1% (one percent) of the Company’s net asset value.

Investments that are not publicly traded whose market prices are not readily available are valued at fair value as determined in good faith by the Investment Manager and, where appropriate, an independent valuation firm, under a valuation policy and a consistently applied valuation process.

An event likely to cause valuation of a loan or investment to be significantly different from cost could include (i) the issuer materially outperforming or underperforming its projections, (ii) a sale, merger, initial public offering, or private equity offering, (iii) default or bankruptcy, (iv) a material change in the business or collateral, or (v) with regard to fixed rate debt, material changes in interest rates.

For private equity securities, each investment is valued using comparisons of financial ratios of peer companies that are public. Where applicable, the value is then discounted to reflect the illiquid nature of the investment, as well as, other factors such as the Company’s minority, non-control position. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company uses the pricing indicated by the external event to corroborate its valuation.

Other information that is used, where relevant, to value an investment may include analysis of the Company’s profitability, transactions in such securities or similar securities, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company operates, appraisals, cost or other factors.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may differ significantly from the values that would have been used had a ready market existed for such investments, and the differences could be material.

Income and Expense Recognition

•

The Company measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment penalties. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Realized gains and losses on security transactions are determined on the “First In, First Out” method.

•

Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis to the extent that such amounts are expected to be collected. Dividends are recorded on the ex-dividend date for common equity securities and on an accrual basis for preferred equity securities to the extent that such amounts are expected to be collected. The Company stops accruing for interest or dividend on its investments when there is reason to believe that interest is no longer collectible. If any cash is received after it is determined that interest is no longer collectible, we will treat the cash as payment on the principal balance until the entire principal balance has been repaid, before any interest income is recognized. Loan origination fees, original issue discount, and market discount or premiums are capitalized and then amortized or accreted as interest income over the life of the respective security. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortizations of premium on bonds. Upon any prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income.

•

Loans are placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected. Accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment. Non-accrual loans are restored to accrual status when past due principal and interest is paid and, in management’s judgment, are likely to remain current. As of October 31, 2006, no loans were in non-accrual status.

•

Deferred income relates primarily to commitment fees received in exchange for the extension of credit facilities. The Company amortizes deferred fee income over the life of the related credit facility using the straight line method which approximates the effective interest method.

Income Taxes

As a limited liability company, the Company itself is not subject to U.S. federal income taxes; each equityholder is individually liable for income taxes, if any, on its interest in the Company’s net taxable income. The Company’s proportionate share of interest, dividends and other income realized by the Company from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced. As of October 31, 2006, the Company had no investments in non-U.S. issuers.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Collateral Held at Broker

Collateral held at broker represents cash collateral held by the Company’s brokers and various counterparties, which earns interest at a negotiated rate and is pledged for our total return swap transactions. As of October 31, 2006, the Company had $69,225,262 in collateral held with brokers.

Notes Receivable from Affiliates

Notes receivable from affiliates are payable to the Company on demand and accrue interest at a specified rate. Interest income on these notes is accrued as earned.

Payment–in–Kind Interest

The Company has loans in its portfolio that contain a payment-in-kind (“PIK”) provision. PIK represents contractual interest that is accrued at the contractual rate specified in each loan agreement. PIK interest is added to the principal loan balance and recorded as interest income. It generally becomes due at maturity. PIK interest is not accrued if the portfolio company valuation indicates that the PIK interest is not collectible.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make reasonable and prudent estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authorities. FIN 48 establishes for all entities, a minimum threshold for financial statement recognition of the benefit or expense of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness. At this time, the Company is evaluating the implications of FIN 48, and its impact to the consolidated financial statements has not yet been determined.

In September 2006, the Financial Accounting Standards Board issued SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS 157 affirms the requirement of other FASB Statements that the fair value of a position in a financial instrument that trades in an active market should be measured as the product of the quoted price for the individual instrument times the quantity held. The quoted price should not be adjusted because of the size of the position relative to trading volume (a blockage factor). This provision of SFAS 157 had no effect on the Company as we do not adjust quoted prices for blockage factors when valuing financial instruments. At this time, the Company is in the process of reviewing the standard against its current valuation policies to determine any other future applicability.

Note 3. Capital

As of October 31, 2006, the Company had two equityholders, PSSMF, the larger equityholder, and PDMF. Both equityholders are also externally managed by the Investment Manager.

During the period April 1, 2006 to October 2, 2006, a substantial number of direct loans and investments previously owned by PSSMF were transferred, together with $175,542,114 in cash, by PSSMF to the Company, as equity capital contributions into the Company. These transfers occurred at PSSMF’s then applicable valuation without brokerage fees or commissions. From July 1, 2006 through October 2, 2006, the Company also grew through cash subscriptions of $231,930,000 by new investors in PDMF, our other current equityholder. The Company has been closed to investors since October 2, 2006.

As of October 31, 2006, PSSMF owned approximately 66% of our equity interests while PDMF owned approximately 34% of our equity interests.

During the period April 1, 2006 to October 31, 2006, the equityholders redeemed $1,612,419 to cover expenses incurred by the equityholders and their investors.

Note 4. Investments

Investments and cash equivalents consisted of the following as of October 31, 2006:

	October 31, 2006
	Cost	Fair Value
Investments
1st Lien Debt	$192,338,172	$194,139,176
2nd Lien Debt	105,418,949	105,708,567
Unsecured / Subordinated Debt	27,227,983	29,571,395
Common Equity	61,941,254	64,675,455
Preferred Equity	21,997,287	22,105,114
Warrants	—	6,903,800
Investments in Affiliates	123,771,260	133,539,910
Derivatives	3,465,313	1,634,500

	$536,160,218	$558,277,917
Cash and Cash Equivalents	212,417,461	212,417,461
Collateral held at broker	69,225,262	69,225,262

Total	$817,802,941	$839,920,640

Restricted Cash reflected above relates to collateral posted to counterparties as required in connection with Total Return Swap transactions, described below.

Note 5. Total Return Swap Transactions

As part of its investment strategy, the Company utilizes debt financing to create leveraged investments. As of October 31, 2006, the Company’s sole method of raising debt financing has been through the use of total return swaps. A total return swap is a customized derivative instrument that entitles the Company to certain payments on the gain or loss on the value of an underlying security or securities, referred to as the reference asset or assets. The economic intent of the swap arrangements is to pass on the investment returns experienced in the reference asset portfolios to the Company.

Under a total return swap, the counterparty agrees to acquire the reference asset either directly from the Company, or from a third party at the direction of the Company. The Company in turn enters into an agreement in which the counterparty agrees to pay the Company the total return (e.g., cash flow stream and capital gains) of the notional amount of the reference asset. In exchange, the counterparty receives from the Company a stream of interest payments (typically LIBOR based) and any capital depreciation on the notional amount of the reference asset. The Company also posts cash collateral with the counterparty. The Company has typically been required to post cash collateral equal to approximately 25% of the fair value of the reference asset in order to obtain the total return on the asset. The net effect is the remaining 75% of notional value of the reference asset is effectively embedded debt financing. The Company has entered into swap agreements with large commercial and investment banks that have investment grade ratings.

The swaps are marked to market and an unrealized gain (loss) is recorded at each valuation date. The Company records a realized gain (loss) when a reference asset is sold. Each swap is net settled monthly with any excess of cash interest received, including other miscellaneous executing and transaction costs, over swap financing fees paid to the Company.

As of October 31, 2006, the Company receives the economic return on reference assets with an aggregate notional amount of $79,167,503 from two counterparties as follows:

Name	Reference Asset Value	Industry Sector	Maturity	Asset Class	Coupon (Spread)
Deutsche Bank Total Return Swaps:
Commonwealth Brands	$1,004,542	Tobacco	12/22/12	1st Lien Debt	225
Rexair	728,406	Consumer Non- cyclical	6/20/10	1st Lien Debt	425
Yonkers Raceway	1,898,126	Real Estate	8/12/11	1st Lien Debt	350
Yonkers Raceway	3,170,624	Real Estate	8/12/11	1st Lien Debt	350
Collins & Aikman	1,880,738	Automotive	8/19/10	1st Lien Debt	300
Panavision	2,038,750	Entertainment	3/30/14	2nd Lien Debt	700
QCE LLC (Quiznos)	5,082,500	Restaurant	11/5/13	2nd Lien Debt	575
Covanta	15,249,000	Energy	6/24/13	2nd Lien Debt	550

Total Deutsche Bank	$31,052,686

Barclays Bank Total Return Swaps:
Butler Animal Health Supply	$3,969,750	Animal Healthcare Products	6/13/12	1st Lien Debt	275
Collins & Aikman DIP	968,576	Automotive	8/19/10	1st Lien Debt	300
Clarke American	3,957,413	Check Printing	12/8/12	1st Lien Debt	325
Cavtel Holdings	4,029,711	Communications	3/24/12	1st Lien Debt	450
CEI Holdings (Cosmetic Essence)	3,024,982	Consumer	12/1/09	1st Lien Debt	350
United Central Industrial Supply	2,504,601	Distributor	4/27/13	1st Lien Debt	300
Covanta Energy LOC	2,074,980	Energy	6/30/12	1st Lien Debt	225
Covanta Energy Tranche C	1,483,217	Energy	6/30/12	1st Lien Debt	225
Baker Tanks Tranche D	541,013	Equipment Rental	11/22/12	1st Lien Debt	250
Baker Tanks Tranche B	4,482,844	Equipment Rental	11/22/12	1st Lien Debt	250
Checksmart Financial	2,985,000	Financials	4/28/13	1st Lien Debt	275
Air EVAC EMS	1,502,761	Health Services	3/31/12	1st Lien Debt	300
Solutia DIP	5,034,375	Industrials	7/15/09	1st Lien Debt	425
Deluxe Entertainment Tranche B	931,677	Media	1/27/13	1st Lien Debt	375
Deluxe Entertainment Tranche A	1,010,417	Media	1/27/13	1st Lien Debt	375
Covanta Energy 2nd Lien	9,613,500	Energy	6/24/13	2nd Lien Debt	550

Total Barclays Bank	$48,114,817

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and No. 138 (Accounting Standards Section D50), total return swaps are marked to market and an unrealized gain (loss) is recorded in the Company’s statement of assets and liabilities at each valuation date. In addition, the Company records a realized gain (loss) when a reference asset is sold. All periodic payments received under the swap agreements are recorded as a component of realized gain on swaps in the statement of operations.

At October 31, 2006, the swap values on the statement of assets and liabilities included the following related solely to the total return bank debt swaps:

Unrealized appreciation on swaps	$ 289,378
Unrealized depreciation on swaps	(3,441,135)
Interest and other income receivable	1,884,777
Swap fees payable	(3,373,212)

Note 6. Receivable from Affiliates

As of October 31, 2006, receivable from affiliates consisted of the following:

Note Receivable from Oneida Entertainment Holdings, Inc., 13.0%	$3,800,000
Note Receivable from Plainfield LBI Holdings, 10.5%	15,500,000
Note Receivable from Plainfield Offshore XI, 10.0%	4,800,000
Other Receivables due from Affiliates	3,000,060

Total Due From Affiliates	$27,100,060

Note 7. Commitments and Contingencies

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience and knowledge of the Investment Manager, the Company expects the risk of loss to be remote.

The Company makes certain investments including bank loans, structured loans, and trade claims in which the Company is issued participation rights. These rights and any corresponding unfunded obligations, underlying collateral agreements and financing arrangements, are based upon the Company’s pro-rata participation in, or funding of, such investments. At October 31, 2006, the Company had unfunded commitments to fund of $40,036,250 pursuant to the terms of the participation in various revolving credit facilities.

Note 8. Concentrations of Risk

Nature of Investments

The Company’s investment activities expose it to various types of market risk, which are associated with the financial instruments and markets in which it invests.

Loans have exposure to certain types of risk, including interest rate risk, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the issuer or the intermediary in the case of a participation. Loans are subject to prepayment risk, which affects the maturity of such investments. The market for loans is relatively illiquid, and accordingly, secondary market purchases and sales thereof may be conducted in private transactions. Consequently, the liquidity of any loan investments will depend on the liquidity of these trading markets.

The value of collateral securing a loan investment may be equal to or less than the value of the loan that it secures. Accordingly, in the event of a default, the Company may incur a loss. In addition, up to 100% of the loan investments may not be secured by collateral. If a default occurs with respect to an unsecured loan, the Company’s remedies will be limited to those of general unsecured creditors and the market price of the loan will reflect such limited rights.

High yield securities are generally rated below investment grade. Mezzanine investments are typically unrated but generally are of comparable credit quality to high yield securities. High yield securities and mezzanine investments may be unsecured and are typically accompanied by a greater degree of credit risk and sensitivity to market movements than investments in higher rated securities. Many issuers of high yield and mezzanine debt are highly leveraged, and their relatively high level of debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations, thereby subjecting the Company to default risk.

The Company enters into swap agreements which involve market risk that may be in excess of the amount recognized in the accompanying financial statements due to future changes in the market values of the underlying financial instruments. Credit risks result from the potential inability of the counterparty to meet the terms of the contract.

Interest Rate Risk

The Fund’s investments may be subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase. This risk will be greater for long-term securities than for short-term securities.

As of October 31, 2006, approximately 38% of the debt investments at fair value in our portfolio were at fixed rates while approximately 62% were at variable rates.

The Company enters into interest rate swaps to hedge interest rate exposures. An interest rate swap is a contractual agreement entered into between two counterparties under which each agrees to make periodic payment to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, a series of payments calculated by applying a fixed rate of interest to a notional principal amount is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-for-floating interest rate swap.

As of October 31, 2006, the Company had two open fixed-for-floating interest rate swap contracts. Under these swaps, the Company pays a fixed rate of about 5.6% on a total notional amount of $35 million and receives a floating rate based on the three-month LIBOR rates. The effect of such contracts is to allow the Company to earn higher interest income in case interest rates increase.

While hedging activities may mitigate the Company’s exposure to adverse fluctuations in interest rates, these hedging transactions may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

Portfolio Valuation

There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process. We specifically value each individual investment and record unrealized depreciation for an investment that we believe has become impaired including where collection of a loan or realization of an equity security is doubtful or when the enterprise value of the company does not currently support the cost of our debt or equity investment. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and/or our equity security has appreciated in value. Without a readily available market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith by the Investment Manager may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.

Derivatives

The Company uses derivatives as part of its investment strategy. Derivative holdings include listed futures and options contracts, as well as over-the-counter swap and option agreements based on equity, bonds and indices. The values take into effect the offsetting permitted under Financial Accounting Standards Board (FASB) Interpretation No. 39 and do not include the effects of collateral held or pledged.

The Company entered into credit default swap contracts during the period ended October 31, 2006. The buyer of a credit default swap is obligated to pay the seller a periodic stream of payments over the term of the contract in return for a contingent payment upon the occurrence of a credit event, with respect to an underlying reference obligation. Generally, a credit event means bankruptcy or failure to pay. If a credit event occurs, the seller typically must make a payment to the buyer, which is typically the par value (full notional value) of the reference obligation. The buyer in exchange must deliver, in the case of a cash settlement, a payment, or alternatively, in the case of physical delivery, the reference obligation. If the Company is a buyer on the credit default swap and no credit event occurs, the Company may lose its payments and recover nothing. As a seller, the Company receives a fixed rate of income throughout the term of the contract, provided that no credit event occurs. If a credit event occurs, the Company may pay the buyer the full notional value of the reference obligation.

As of October 31, 2006, the Company had five open credit default swaps. The Company was the buyer on all of these swaps (receiving protection on a total notional amount of $90 million).

Credit default swaps involve greater risks than if the Company had invested in the reference obligations directly. In addition to general market risks, credit default swaps are subject to liquidity risk and counterparty credit risk. A buyer also may lose its investment and recover nothing should a credit event not occur. If a credit event did occur, the value of the reference obligation received by the seller, coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value.

The Company may purchase or write put and call options through exchanges and over-the-counter markets. The purchaser of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific security or currency at a specified price prior to or on a specified expiration date. The potential loss to the buyer of an option can be no greater than the initial premium paid for the contract, regardless of the performance of the underlying security or currency. In contrast, the writer of an option is exposed to the risk of loss if the market price of the underlying security declines (in the case of a put option) or increases (in the case of a call option). The writer of an option can never profit by more than the premium paid by the buyer, but can lose a greater amount than the premium paid.

As of October 31, 2006, the Company had put options on $1.6 million worth of the Standard & Poor’s (S&P) index. The S&P index is a capitalization weighted index of 500 stocks from a broad range of industries. The component stocks are weighted according to the total market value of their outstanding shares. An S&P index put option gives the holder the right to sell at a fixed stock price an underlying dollar value equal to the index level multiplied by $100. The amount of cash received upon exercise or at expiration depends on the settlement value of the S&P index in comparison to the strike price of the index option. The price of an index put will generally increase as the level of the S&P index decreases, and the Company has substantial profit potential tied to the strength of these decreases. These put options protect the Company from downside risks in case the equity markets decline below the strike price, without limiting the Company’s ability to profit from any equity market increase.

Leverage

As part of its investment strategy, the Company utilizes leverage. The concept of leveraging is based on the premise that the Company’s cost of borrowing will be at rates that normally will be lower than the rate of return earned on the investment it holds. While the use of leverage may increase the returns on equity capital invested in the Company, the use of leverage also increases the risk of loss of such capital.

Gains realized with borrowed funds may cause the Company’s net asset value to increase at a faster rate than would be the case without borrowings. If, however, investment results fail to cover the cost of borrowings, the Company’s net asset value could also decrease faster than if there had been no borrowings. In addition, unanticipated increases in applicable margin requirements could adversely affect the liquidity of the Company and therefore adversely affect the Company’s performance.

As of October 31, 2006, the Company’s sole method of raising leverage is through the use of total return swap agreements that are linked to the economic returns of reference asset portfolios. Due to the degree of leverage specified in the Company agreements, the swap agreements contain market risk in excess of the amount reflected on the statement of assets and liabilities. The notional amounts of the swap agreements represent the aggregate amount of reference assets included in the reference asset portfolios, of which part of the Company’s income is based. Other market risks include the possibility that there may be an illiquid market for the swap agreements or that a change in the value of the swap agreements may not directly correlate with changes in the value of the underlying reference assets.

Total return swaps subject the Company to two types of credit risk: (1) the risk that a counterparty will not be able to pass on the economic benefits of the underlying transaction and (2) the risk that the underlying investment will not perform on the obligation. Credit risk is measured by the loss the Company would record if the swap counterparties failed to perform pursuant to the terms of its obligations under the swap agreements or the economic loss resulting from a default in the reference assets. To the extent that reference assets underlying the swap agreements include revolving debt agreements, the Company will have greater exposure to the risk of default to that reference asset through the swap agreements as additional amounts are drawn down. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the unrealized gains inherent in such transactions that are recognized in the statement of assets and liabilities.

Note 9. Agreements and Related Party Transactions

The Company has entered into an Investment Management Agreement with the Investment Manager, under which the Investment Manager manages the day-to-day operations of, and provides investment advisory services to, the Company. The Company does not compensate the Investment Manager for these services.

The Company’s equityholders and their investors have also engaged the Investment Manager to manage their day-to-day operations. For providing these services, the Investment Manager generally receives from the equityholders’ investors a two-part fee—a base management fee (“the Management Fee”) and an incentive fee (“the Incentive Fee”). Although fees to the investors may vary by series, the Management Fee is generally calculated at an annual rate of 2% of the equityholders’ capital. The Incentive Fee is calculated at an annual rate of 20% of the amount set forth in the line item Net Increase in Net Assets Resulting from Operations on the Statement of Operations.

Note 10. Financial Highlights

The following is a schedule of financial highlights for the seven-month period ended October 31, 2006:

Ratio of Net Investment Income to Average Net Assets (Annualized)	5.0%
Ratio of Operating Expense to Average Net Assets (Annualized)	0.6%
Total Return on Average Net Assets (Annualized)	15.8%

Note 11. Management and Incentive Fees

For the period from April 1, 2006 (commencement of our operations) to October 31, 2006, the Company did not pay any management or incentive fees directly to the Investment Manager. Fees pertaining to investment management services are expenses of the respective investors of the Company’s equityholders. Accordingly, neither management fees nor incentive fees are included in the financial statements of the Company.

Note 12. Subsequent Events

The Company is in discussions with several large commercial and investment banks to establish a multi-year revolving credit facility collateralized by a lien on all or a substantial number of the Company’s assets. The Company anticipates a facility with a term of up to three years. Certain covenants customary to facilities of this type are expected, including, among others, industry and issuer concentration restrictions, periodic financial reporting, limitations on additional debt and liens, limitations on certain investments, and minimum interest coverage.